As filed with the Securities and Exchange Commission on July 15, 2022

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEVER GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7372	88-1455444
State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

Level 11, 9255 W Sunset Blvd, West Hollywood, CA 90069

(800) 309-5983

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive,
Wilmington, DE 19808
Phone: (302) 636-5401

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William B. Barnett, Esq.

Law Offices of Barnett & Linn

60 Kavenish Drive

Rancho Mirage, CA 92270

Tel (442) 599-1299

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 15, 2022

PRELIMINARY PROSPECTUS

LEVER GLOBAL CORPORATION

15,786,820 SHARES OF COMMON STOCK AT $1.50 PER SHARE

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 15,786,820 common stock.

Lever Global Corporation (the “Company”, “we”, “our” or “us”) is not selling any common stock and will not receive any proceeds from selling the common stock by the selling shareholders under this prospectus. If the selling shareholders sell all 15,786,820 common stock, the selling shareholder will receive aggregate gross proceeds of approximately $23.68 million.

We have agreed to bear all expenses incurred with registering these common stock. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the common stock.

The selling shareholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, prevailing market prices, varying prices determined at the time of sale, or privately negotiated prices. We provide more information about how the selling shareholders may sell their common stock in the “Plan of Distribution” section beginning on page 20 of this prospectus. We will not be paying underwriting discounts or commissions with any offering of common shares under this prospectus.

There is no underwriter participation in the sale of the shares in this offering.

Before this offering, there was no public market for our common stock, and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $1.50 per share concerning this offering. The offering price bears no relationship to our assets, book value, earnings, or other customary investment criteria. After the registration statement’s effective date, we intend to seek a market maker to apply with the OTCMarkets to have our common stock quoted on the OTCQB. We currently have no market maker who has agreed to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares.

Our business is subject to many risks, and investment in our shares of common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 6 before investing in our shares of common stock.

	Number of Shares	Offering Price	Underwriting Discounts and Commissions	Net Proceeds to the Company (1)

Total	15,786,820	$1.50	-0-	$-

(1)All proceeds will go to the selling shareholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2022.

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Please read this prospectus carefully. It describes our business, financial condition, and the results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any forward-looking statements to conform these statements to actual results.

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PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” or “LEVER” refer to Lever Global Corporation unless the context otherwise indicates.

We maintain our website at www.leverdebt.com. You should not consider the information on such a website as part of this prospectus.

It would be best if you relied only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date, regardless of when this prospectus is delivered or when any sale of our securities occurs. The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Company Overview

Lever Global Corporation was incorporated under the laws of the State of Delaware on March 24, 2022. We have developed computer programs and other technology to support or enable banking and financial services, commonly referred to as ‘fintech” We are a fintech-driven consumer debt management company. Our mission is to empower subscribers to use our app to become financially independent by managing their debt obligations. Mr. McKendrick is the Company’s Founder, CEO, and Director and has started several fintech companies focusing on credit and debt management for consumers and businesses since 2015. The Company has a wholly-owned subsidiary, Lever Technology, Inc. (“Lever Technology”), a California corporation. There are no operating activities for Lever Technology.

Our flagship product, the Lever Debt App (“App”), allows everyday people to negotiate, repay, and settle student loans for the US market without the complexity and confusion of the fine print. The App helps subscribers with debt management - negotiation, repayment, and settlement. We are committed to providing our subscribers with impartial guidance in their journey towards financial independence. The App will be available on the Play Store (Android) and App Store (iOS) under Lever Debt App (the “App”) as its brand name for a subscription-based fee billed monthly or annually.

The App will help the subscriber in debt negotiation through continued education and recommendations on how and when to refinance the student loan, federal student loan prequalification and enrollment, access credit scores, and other features that enable subscribers to manage their debt obligations smartly, intuitively, and cost-effectively. The Company initially intends to target student debt holders in the United States as its primary customer base. The Company believes that manually managing debt is complex and time-consuming, which involves actively monitoring personal finances, estimating payments, negotiating with lenders, and finding the proper federal and state grants and loan arrangements. It is difficult to maintain and monitor these loan terms with annual renewals that can last up to twenty-one (21) years on average.

A student loan default has severe consequences for the borrower as it damages the borrower’s credit score, making it difficult to qualify for future loans. Still, the borrower may also be subject to wage garnishment when the lender automatically takes a portion of the paycheck to repay the loan. In addition, defaulting on a student loan can lead to the seizure of tax refunds and Social Security benefits. The Company believes if borrowers are struggling to make student loan payments, it’s crucial to take action before falling too far behind. The Lever Debt app allows the borrower to contact the loan servicer to discuss options, including deferment or forbearance. The Company believes taking action through its intuitive technology can help them avoid the devastating consequences of student loan default.

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The Company believes the student loan borrower will benefit from the App. Our Application Program Interface (APIs) and artificial intelligence (AI) driven programming connect them to the right and relevant federal loan programs with the most favorable terms – qualifying amount and rate, enroll and save with a few clicks. The Lever Debt App further informs the subscribers when and how to refinance their student loans. Based on the inputs the subscriber provides, the Lever Debt App provides visual guidelines on how the subscriber’s budget and spending suit their student loan repayments.

The Lever App provides subscribers instant matches through Student Aid, the largest provider of financial aid for college in the United States, and other Federal student aid programs. The subscriber can access the complex world of student debt management in an easy four-step process through the Lever Debt App, which includes:

●	Basic subscriber information per KYC requirements,
●	The subscriber links one or multiple loans in real-time, also known as the Enrollment,
●	The software matches with up to three (3) options to manage loans (deferment or forbearance or reduce payments, etc.), and
●	The subscriber picks the best option to connect to the best United States Government aid program to complete the application.

Once subscribers sync their respective loans with the Lever Debt App, the software automates with a data-driven algorithm to match users with qualifying federal loan programs. Approximately 47% of student loan holders qualify for these programs, resulting in ~68.04 m loans with a ~99% approval. The app also provides credit score insights and payments round-up technology using open banking protocols that help and recommend that loan borrowers contribute micro amounts towards their loan principal, save on years of interest and reach financial independence faster and better with the App.

From March 24, 2022 (‘Inception Date’) to May 31, 2022, the Company did not earn any revenue. The Company expects to earn revenues through a subscription-based model, where it will charge monthly recurring fees to subscribers. The Company is currently developing and testing the App, which it expects to market and launch in the end of the fourth quarter of fiscal 2022. The App will be available on the App Store and PlayStore.

To date, we have raised an aggregate of $2,905,000 through related party advances and private placement of our common stock to our officers, directors, friends, relatives, and business associates. We have used these funds from related party advances and stock sale proceeds for working capital and corporate development.

Corporate Information

The Company’s principal office is Level 11, 9255 W Sunset Blvd, West Hollywood, CA 90069. Our telephone number is (800) 309-5983.

As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our securities will ever develop.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” defined in the Jumpstart Our Business Startups Act of 2012 or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that generally apply to public companies. These provisions include:

●	an exemption from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 on the design and effectiveness of our internal controls over financial reporting;

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●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about the Company’s executive compensation arrangements; and

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

We may take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies where you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected not to avail ourselves of the delayed adoption of new or revised accounting standards. Therefore, we will adopt new or revised generally accepted accounting principles in the United States on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

As amended, we are also a “smaller reporting company” defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. We may remain a smaller reporting company until we have a non-affiliate public float above $250 million and annual revenues above $100 million, or a non-affiliate public float above $700 million and annual revenues less than $100 million, each as determined yearly. Even after we no longer qualify as an emerging growth company, we may still be eligible as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements.

For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “RISK FACTORS RISKS RELATED TO THIS OFFERING, AND OUR COMMON STOCK – WE ARE AN ‘EMERGING GROWTH COMPANY,’ AND WE CANNOT BE CERTAIN IF THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS” on page 6 of this prospectus.

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THE OFFERING

Securities offered by selling shareholders:	15,786,820 shares of our common stock, par value $0.0001 per share.

Offering price:	$1.50

Net proceeds to us:	We will not receive any proceeds from the sale of common stock in this offering.

The market for the common shares:

There is no public market for our shares. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker apply with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over the Counter Bulletin Board and OTCQB.

We do not yet have a market maker who has agreed to file our application.

There is no assurance that a trading market will develop or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it challenging to resell the securities offered herein.

Shares outstanding prior to offering:	63,660,926

Shares outstanding after offering:	63,660,926

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

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SUMMARY FINANCIAL INFORMATION

The following tables provide summary financial statement data from March 24, 2022 (“Inception”) to May 31, 2022. We have taken the financial statement data from our audited financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. You should read the financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, and the related notes included in this prospectus.

Financial Condition

Balance Sheet	May 31, 2022
Total assets, $	3,172,025
Total liabilities	50,000
Stockholder’s equity	3,122,025

Operating Summary

From March 24, 2022 (“Inception”) to May 31, 2022
Operating Data	(Audited)
Revenue, $	-
Net loss	(567,791)
Net loss per share	(0.01)

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RISK FACTORS

This investment has a high degree of risk. Before investing, you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If the following risk factors occur, it will negatively impact our business, operating results, and financial condition, resulting in a decrease in the value of our stock. This means you could lose all or a part of your investment.

Risk Related to Recent Global Events

The COVID-19 pandemic may materially adversely impact the Company’s business results of operations and financial condition.

The consequences of the COVID-19 pandemic may adversely impact the Company’s business, consolidated results of operations, cash flows, and financial condition. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. No recent, comparable event guides the myriad of impacts that COVID- 19 may have; however, its effects on the market and economic conditions remain a significant risk. There are numerous uncertainties related to the full consequences of COVID-19, including the severity of the disease itself, the duration of the pandemic and any future recurrence of the outbreak, further actions that governmental authorities may take, the impact on the businesses of the Company’s customers, the demand for the Company’s products and the Company’s ability to sell and provide new goods and services, including as a result of travel restrictions, employees working from home and other factors. The Company’s customers may also slow down decision-making regarding new purchases, delay work previously scheduled, or seek price concessions or modified payment terms in response to strains on their businesses.

Since its incorporation, the Company has taken proactive measures intended to help minimize the risk of the virus to the Company’s employees, including suspending travel and requiring employees to work remotely. While the Company believes it is currently operating the Company’s business effectively despite these challenges, substantially all of the Company’s employees continue to work remotely.

Deteriorating economic conditions arising from the consequences of COVID-19, such as increased unemployment, a decline in business and consumer confidence and spending, or a recession, could adversely impact the demand for the Company’s products and cause a decrease in the Company’s revenues. Any material adverse change to the Company’s business results would increase the risk of impairment to the Company’s goodwill and other tangible assets, and any such impairment charge would likely be material. Even after the current COVID-19 pandemic has subsided, the Company may continue to be exposed to materially adverse risks to the Company’s business due to the breadth of its economic impact, including how quickly and to what extent normal economic and operating conditions resume.

The Russia-Ukraine conflict may materially adversely impact the Company’s business results of operations and financial condition.

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with Russia’s invasion of Ukraine. The war between the two countries continues to evolve as military activity continues. The United States and certain European countries have imposed additional sanctions on Russia and specific individuals. As of the date of this prospectus, there has been no disruption in our operations.

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Risks Related to the Company

We may need to obtain additional financing, which may not be available.

We need additional funds to achieve a sustainable sales level to generate positive cash flow to fund our operations. There is no assurance that any additional financing will be available or, if available, on terms that will be acceptable to us.

We have a limited history of operations; accordingly, no track record would provide a basis for assessing our ability to conduct successful commercial activities. We may not be successful in carrying out our business objectives.

The founder incorporated the Company on March 24, 2022. We have not generated revenues and are also involved in organizational activities, obtaining growth financing, and developing our new technologies to meet the demand of our customers. In addition, we have a limited operating history from which to evaluate our performance. Our ability to achieve and maintain profitability is dependent on numerous factors, including our ability to (I) implement our business model and expand our customer base; (ii) increase revenue while controlling expenses; (iii) effectively manage cash flow; (iv) develop our technology.

As of March 31, 2018, we had an accumulated deficit of $567,791. There is a substantial risk that we will not be successful in our development and sales activities or, if initially successful, in generating significant operating revenues or achieving profitable operations.

Our business strategy may result in increased volatility of revenues and earnings, resulting in uncertainty of profitability

Our business strategy may result in increased volatility of revenues and earnings. As we will only develop a limited number of products and services at a time, our overall success will depend on a limited number of products and services, which may cause variability and unsteady profits and losses depending on the products and services offered.

Our revenues and profitability may be adversely affected by economic conditions and changes in the financial markets. Our business is also subject to general economic risks that could adversely impact the results of operations and financial conditions.

Because of the anticipated nature of the products and services we will attempt to develop, it is difficult to accurately forecast revenues and operate results. These items could fluctuate in the future due to several factors. These factors may include, among other things, the following:

●	Our ability to raise sufficient capital to take advantage of opportunities and generate adequate revenues to cover expenses,

●	Our ability to source substantial opportunities with sufficient risk-adjusted returns,

●	Our ability to manage our capital and liquidity requirements is based on changing market conditions and changes in the developing fintech industries,

●	The acceptance of the terms and conditions of our subscription-based model,

●	The amount and timing of operating and other costs and expenses,

●	The nature and extent of competition from other companies may reduce market share and create pressure on pricing and investment return expectations,

●	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand,

●	Adverse changes in the projects we plan to invest in result from factors beyond our control, including, but not limited to, a change in circumstances, capacity, and economic impacts,

●	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business, and

●	Our operating results may fluctuate yearly due to the above factors and others not listed. At times, these fluctuations may be significant.

We may not be able to compete effectively against our competitors.

We expect to face intense competition from well-established and small to medium-size public and private companies like us, which may result in price reductions in the products and services we sell. For several reasons, we may be at a competitive disadvantage in obtaining the facilities, technologies, employees, financing, and other resources required to provide these products and services demanded by prospective customers. Our financial resources and other assets may limit our opportunity to obtain customers. We expect to be less able than our larger competitors to cope with generally increasing costs and expenses of doing business.

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Our business model may not be sufficient to ensure our success in our intended market.

Our survival is currently dependent upon the success of our efforts to gain market acceptance and shares of our products and services in the US debt management market, with the main focus on student loans. Should our target market not be as responsive to our products and services as we anticipate, we may not have alternate products or services we can offer to ensure our survival. We may not be able to develop our products and services promptly to comply with regulatory and legal changes.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Currently, the Company has no patents or trademarks on its proprietary technology solutions. We have not conducted formal evaluations to confirm that our technology solutions and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be sure that our technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, it would disrupt our software development, sales, and distribution of such technology solutions or products. We have generally sought to protect such proprietary intellectual property partly by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees. However, such contracts have not been put in place in every instance. We cannot guarantee that these agreements protect our trade secrets and other intellectual property or proprietary rights.

Our officers, directors, and entities affiliated with us significantly influence us.

In the aggregate, the voting power represented by the ownership of the Company’s common and preferred stock by management and affiliated parties represents approximately 90.35% of the voting power of the company’s issued and outstanding capital stock. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions.

The loss of our key personnel, Trent McKendrick, or our failure to attract and retain other highly qualified personnel in the future could harm our business.

Our future performance is dependent on the ability to retain key personnel. The Company’s performance is substantially dependent on the performance of senior management. The loss of the services of any of its executive officers or other key employees could adversely affect the Company’s business, operations, and financial condition. We also plan to negotiate employment contracts with each officer. If we fail to retain and motivate our existing personnel, we may be unable to grow effectively.

Management of growth will be necessary for us to be competitive

Successfully expanding our business will depend on our ability to attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel and manage partnerships to navigate shifts in the general economic environment. The expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

Because we are small and do not have much capital, our marketing campaign may not be enough to attract enough customers to operate profitably. Our financial conditions will be adversely affected if we do not make a profit.

Since we are small and do not have much capital, we must limit our marketing activities and may not be able to make our services known to potential customers. Because we will be limiting our marketing activities, we may not be able to attract enough customers to operate profitably. If we cannot operate profitably, our financial conditions will be negatively affected and limit our ability to raise additional funding to increase our sales and marketing efforts.

There are challenges relating to implementing our business strategy.

Our competitors are technologically advanced, have existed longer, and often have a more established brand and market presence with substantially greater financial, marketing, personnel, and other resources. These competitors may have, among other things, lower operating costs, better knowledge, better brand awareness, better R&D facilities, better management, more effective marketing, and more efficient operations than the Company. The Company depends substantially on customers signing for paid subscriptions to the App. Any decline in customer subscriptions could adversely affect our future operating results. We will deploy the subscription-based model in the App and Play store, a complex environment. Future success will depend on Company’s ability to implement the technology correctly and on time. There are possibilities for undetected errors, failures, or bugs, especially when new versions or updates are released. Such deployment may expose hidden errors, omissions, or bugs in our software. Despite testing and implementing industry-standard quality control, we may find errors, omissions, or bugs after releasing our software to customers.

The Company intends to use strategic indirect channel third parties to promote and market its debt solutions, such as affiliates, distributors, and resellers. The Company may be unable to maintain successful relationships with third channel parties (indirect sales channels), and business, operating results, and financial condition could be adversely affected.

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The Company may be unable to respond to the rapid technological change in its industry, and such change may increase costs and competition that may adversely affect its business

Rapidly changing technologies, frequent new product and service introductions, and evolving industry standards characterize the Company’s market. The continued growth of the Internet and intense competition in the Company’s industry exacerbate these market characteristics. The Company’s future success will depend on its ability to adapt to rapidly changing technologies by continually improving its products and services’ performance features and reliability. The Company may experience difficulties that could delay or prevent its products and services’ successful development, introduction, or marketing. In addition, any new enhancements must meet the requirements of its current and prospective users and must achieve significant market acceptance. The Company could also incur substantial costs if it needs to modify its products, services, or infrastructures to adapt to these changes.

The Company also expects new competitors to introduce products, systems, or services that are directly or indirectly competitive with the Company. These competitors may succeed in developing products, systems, and services that have greater functionality or are less costly than the Company’s products, systems, and services and may be more successful in marketing such products, systems, and services. Technological changes have lowered the cost of operating communications and computer systems and purchasing software. These changes reduce the Company’s cost of providing services and facilitate increased competition by lowering competitors’ costs in providing similar services. This competition could increase price competition and reduce anticipated profit margins.

The Company’s services are new, and its industry is evolving.

It would be best if you considered the Company’s prospects considering the risks, uncertainties, and difficulties frequently encountered by companies in their early stage of development, especially companies in the rapidly evolving financial technology industry. To be successful in this industry, the Company must, among other things:

●	develop and introduce functional and attractive service offerings;

●	attract and maintain a large base of consumers;

●	increase awareness of the Company brand and develop consumer loyalty;

●	establish and maintain strategic relationships with distribution partners and service providers;

●	respond to competitive and technological developments;

●	build an operations structure to support the Company business; and

●	attract, retain and motivate qualified personnel.

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The Company cannot guarantee that it will succeed in achieving these goals, and its failure to do so would adversely affect its business, prospects, financial condition, and operating results.

Some of the Company’s products and services are new and are only in the early stages of commercialization. The Company is not certain that these products and services will function as anticipated or be desirable to its intended market. If the Company’s current or future products and services fail to work correctly or if the Company does not achieve or sustain market acceptance, it could lose customers or be subject to claims which could have a material adverse effect on the Company’s business, financial condition, and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to high uncertainty and risk. Because the need for the Company is new and evolving, it is difficult to predict the size of this market and its growth rate, if any. The Company cannot guarantee that a need for the Company will develop or that demand for Company services will emerge or be sustainable. If the market fails to materialize, develops more slowly than expected, or becomes saturated with competitors, the Company’s business, financial condition, and operating results would be materially adversely affected.

Specific Provisions of Our Articles of Incorporation and Bylaws Allow Concentration of Voting Power in One Individual, Which May, Among Other Things, Delay or Frustrate the Removal of Incumbent Directors or A Takeover Attempt, Even If Such Events May Be Beneficial To Our Stockholders.

Provisions of our articles of incorporation and bylaws may delay or frustrate the removal of incumbent directors. They may prevent or delay a merger, tender offer, or proxy contest involving the Company that is not approved by our board of directors, even if those events may benefit our stockholders’ interest. For example, Trent McKendrick, our Chairman of the Board, President, and Chief Executive Officer, is the holder of 5,000,000 authorized, issued, and outstanding shares of our Class A Preferred Stock. Under our articles of incorporation, each share of Class A Preferred Stock is entitled to 20 non-cumulative votes per share on all matters presented to our stockholders for action. Consequently, Mr. McKendrick has sufficient voting power to control the outcome of all the corporate issues submitted to the vote of our common stockholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving the Company. In addition, through his control of the board of directors and voting power, he may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of assets by the Company. In addition, the concentration of voting power in Mr. McKendrick could delay or prevent a change in control of the Company, even if the change in control would benefit our stockholders and may adversely affect the market price of our common stock.

12

If we fail to establish and maintain an effective internal control system, we may not be able to report our financial results accurately or prevent fraud. Any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. Suppose we cannot provide reliable financial reports or prevent fraud. In that case, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and current internal control deficiencies may adversely affect our financial condition, operation results, and access to capital.

Because of the Company’s limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our Company’s management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. To remedy this situation, we would need to hire additional staff. Currently, the Company cannot hire other staff to facilitate greater segregation of duties but will reassess its capabilities in the near future.

We may need and be unable to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and in the future, we intend to rely on revenues generated from operations to fund all the cash requirements of our activities. There is no assurance that we will be able to generate any significant cash from our operating activities in the future. Deteriorating economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on time, in sufficient amounts, or on terms acceptable to us. This financing may also dilute existing stockholders’ equity. Any debt financing or another financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to restrict our ability to pay dividends on our common stock. Any failure to comply with these covenants would adversely affect our business, prospects, financial condition, and results of operations because we could lose our existing funding sources and impair our ability to secure new funding sources.

As an “emerging growth company” under the jobs act, we can rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;

●	comply with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to avail ourselves of the delayed adoption of new or revised accounting standards. Therefore, we will adopt new or revised generally accepted accounting principles in the United States on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues is $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates is $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

However, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

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RISKS RELATING TO OUR COMMON STOCK

The selling shareholders are offering 15,786,820 shares of common stock without an underwriter and may be unable to sell any shares.

The offering for selling 15,786,820 shares by selling shareholders is self-underwritten; we will not engage an underwriter’s services to sell the shares.

There is no liquidity and no established public market for our common stock, and we may not be successful in obtaining a quotation on a recognized quotation service. In such an event, it may be challenging to sell your shares.

There is presently no public market for our shares. There can be no assurance that we will be successful at developing a public market or having our common stock quoted on a quotation facility such as the OTC Bulletin Board and OTC Link. There are risks associated with obtaining a quotation, including that broker-dealers will not be willing to make a market in our shares or to request that our shares be quoted on a quotation service. In addition, even if a quotation is obtained, the OTC Bulletin Board, or OTC Link, and similar quotation services are often characterized by low trading volumes and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. If trades in our common stock are not quoted on a quotation facility, it may be difficult for an investor to find a buyer for their shares in our Company.

Our common stock will be subject to the “penny stock” rules of the Securities and Exchange Commission. The trading market in our securities may be limited, making transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock.” Penny stock is any equity security with a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. To approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain the person’s financial information and investment experience objectives and determine that the transactions in penny stocks are suitable for that person. The person has sufficient knowledge and experience in financial matters to can evaluate the risks of transactions in penny stocks. Before any transaction in a penny stock, the broker or dealer must also deliver a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. The disclosure also must be made about the risks of investing in penny stocks in both public offerings and secondary trading and about, the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 and 50,000,000 shares of common and preferred stock, respectively. As of the date of this prospectus, the Company had 63,660,926 shares of common stock issued and outstanding and 5,000,000 shares of preferred stock issued and outstanding. The future issuance of common and/or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions, or other corporate actions may dilute the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

14

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees for preparing such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. To comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. Although we believe that the approximately $50,000 we have estimated for these costs should be sufficient for the 12 months following the completion of our offering, the costs charged by these professionals for such services may vary significantly. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined now and may have a significant negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we intend to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that you become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act.

We are not likely to issue dividends for the foreseeable future.

We cannot assure you that our proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, we anticipate using any funds available to finance the company’s growth and will not pay cash dividends to stockholders. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

15

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holders of certain common stock described in the section titled “Selling Shareholders” to resell such shares.

The selling shareholders will receive all of the net proceeds from sales of the shares sold pursuant to this prospectus. We will not receive any proceeds from the resale of shares offered by this prospectus by the selling shareholders.

The selling shareholders; we will pay the costs, expenses, and fees in connection with the registration and sale of the shares covered by this prospectus. The selling shareholders will pay all discounts, commissions, or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares.

DETERMINATION OF THE OFFERING PRICE

The offering price of $1.50 per share for the 15,786,820 shares being offered by the selling shareholder has been arbitrarily determined. The price may not relate to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we considered our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

The sale of the offering of 15,786,820 shares by selling shareholders is fixed at $1.50 per share. There will be no dilution as the Company is not issuing new shares in the prospectus. This price is significantly higher than the prices per share paid by our founders and other existing shareholders who purchased the shares before the offering. The total shares of common stock issued and outstanding before and after the offering will be 63,660,926.

16

DESCRIPTION OF SECURITIES

GENERAL

The Company is authorized to issue two classes of shares of stock. The total number of shares that the Company is authorized to issue is five hundred and fifty million (550,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock, $.0001 par value and fifty million (50,000,000) shares of preferred stock, $.0001 par value.

As of May 31, 2022, there were 63,660,926 shares of our common stock issued and outstanding held by seventy (70) stockholders of record, and 5,000,000 shares of preferred stock issued and outstanding held by one (1) stockholders.

COMMON STOCK

The following summarizes our common stock’s material rights and restrictions. This description does not purport to be a complete description of all the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available, therefore, when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Our Bylaws provide that at all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Delaware law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. A “plurality” means the excess votes cast for one candidate over another. When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

PREFERRED STOCK

Preferred Stock in General

We are authorized to issue up to a total of 50,000,000 shares of preferred stock in one or more series without approval by our stockholders. Our Board of Directors may establish the number of shares to be included in each such series, and they may fix the designations, preferences, powers, and other rights, and any qualifications, limitations, or restrictions of the shares of a series of preferred stock.

The Company may issue Preferred Stock from time to time in one or more series. Our Board of Directors has authorized the issuance of preferred stock, Series A Preferred stock at the inception of the Company, with voting rights of 20 votes per share that have diluted the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company.

17

The Board of Directors is authorized to fix the number of shares of any Preferred Stock series and determine the designation of any such series. The Board of Directors is also authorized to determine or alter rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors initially fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series after the issue of shares of that series.

Currently, 5,000,000 shares of Series A Preferred Stock are issued and outstanding.

Series A Preferred Stock

Shares of our Series A Preferred Stock do not rank senior to our common stock as to dividends and distributions. The holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine before any dividend is paid on common stock.

Holders of Series A Preferred Stock are entitled to 20 non-cumulative votes per share on all matters presented to our stockholders for action. This right could adversely affect the voting power of the holders of common stock. It could have the effect of making it more difficult for a third party to acquire or could discourage or delay a third party from acquiring, a majority of our outstanding stock. In addition, the affirmative vote of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate Series, is required for the Company to do any of the following:

●	Amend, alter or repeal any of the preferences or rights of the Series A Preferred Stock;
●	Authorize any reclassification of the Series A Preferred Stock;
●	Increase the authorized number of shares of the Series A Preferred Stock; or
●	Create any Series or series of shares ranking before the Series A Preferred Stock as dividends or upon liquidation.

Series A Preferred Stock does not convert into common stock of the Company.

Shares of Series A Preferred Stock are not entitled to preemptive rights, nor are they redeemable by the Company.

FUTURE SALES BY EXISTING STOCKHOLDERS

We have issued 14,530,000 shares of common stock to officers, and directors and 49,130,926 to investors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale. Such shares can only be sold after six months, provided that the issuer of the securities is and has been for at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. Shares registered in this offering will be immediately resalable, and sales of all our other shares after applicable restrictions expire could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. To be quoted on the OTCBB and OTC Link, a market maker must apply on our behalf to make a market for our common stock. As of the date of this Registration Statement, we have not engaged a market maker to file such an application, there is no guarantee that a market maker will apply on our behalf, and even if an application is filed, there is no guarantee that we will be accepted for a quotation.

18

SELLING SHAREHOLDERS

We are registering the sale of the shares to permit each of the selling shareholders identified below to resell or otherwise dispose of the shares in the manner contemplated under the “Plan of Distribution” in this prospectus (as may be supplemented and amended). The term “selling shareholders” includes donees, pledges, assignees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer. Throughout this prospectus, when we refer to the common stock being registered on behalf of the selling shareholders, we are referring to the shares. When we refer to the selling shareholders in this prospectus, we are referring to the purchasers of the warrants and holders of the placement agent warrants.

The selling shareholders may sell some, all, or none of their shares. We do not know how long the selling shareholders will hold the shares before selling them. We currently have no agreements, arrangements, or understandings with the selling shareholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling shareholders.

The following table sets forth the name of each selling shareholder, the number of our outstanding common stock beneficially owned by the selling shareholders as of July 15, 2022, and the number of shares that may be offered under this prospectus assuming cash exercise of the warrants, and the number and percentage of our outstanding common stock beneficially owned by the selling shareholders assuming all of the shares covered hereby are sold. Beneficial ownership is determined following the rules of the SEC and includes voting or investment power concerning our common stock. Generally, a person “beneficially owns” common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Number of Common stock being Offered” represents all of the shares that a selling shareholder may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares or other securities since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. The percentage of shares owned after the offering is based on 63,660,926 common stock outstanding as of July 15, 2022.

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Name of Selling Shareholder	Common Shares Owned Prior to the Offering*		Outstanding Shares Being Offered	Common Shares Owned After the Offering **
AKG (Midland) Pty Ltd.	3,000,000	4.71%	3,000,000	-	0.00%
Chris Copulos	3,000,000	4.71%	3,000,000	-	0.00%
Future Carers Pty Ltd.	3,000,000	4.71%	3,000,000	-	0.00%
Imran Firoz	2,750,000	4.32%	2,750,000	-	0.00%
Retzos Executive Pty Ltd	321,304	0.50%	321,304	-	0.00%
Rein Hold Hummel	298,956	0.47%	298,956	-	0.00%
Westpark Operations Pty Ltd	253,501	0.40%	253,501	-	0.00%
Shayden Nominees Pty Ltd	239,389	0.38%	239,389	-	0.00%
Basam Alasaly	220,000	0.35%	220,000	-	0.00%
Gabriel Chiappini & s Rosa Chiappini	200,000	0.31%	200,000	-	0.00%
Tiakarete Pty Ltd	160,652	0.25%	160,652	-	0.00%
Burnewang Holdings Pty Ltd	133,405	0.21%	133,405	-	0.00%
Pl Feldane Pty Ltd	127,433	0.20%	127,433	-	0.00%
Faraday Valley Pty Ltd	107,101	0.17%	107,101	-	0.00%
Pl Feldane Pty Ltd	102,433	0.16%	102,433	-	0.00%
Rob Hamilton	100,000	0.16%	100,000	-	0.00%
Acn 068 539 720 Pty Ltd	87,150	0.14%	87,150	-	0.00%
Jason Seit Kadir & Kate Helen Kadir	80,326	0.13%	80,326	-	0.00%
Chrikim Pty Ltd	79,767	0.13%	79,767	-	0.00%
A & K Sfetcopoulos Superannuation Pty Ltd	62,022	0.10%	62,022	-	0.00%
Anthony Cloney	53,551	0.08%	53,551	-	0.00%
B Marwood Co Pty Ltd	53,551	0.08%	53,551	-	0.00%
James Cloney	53,551	0.08%	53,551	-	0.00%
James Smith	53,551	0.08%	53,551	-	0.00%
Gabriel Chiappini & s Rosa Chiappini	53,551	0.08%	53,551	-	0.00%
Myroe Pty Ltd	53,551	0.08%	53,551	-	0.00%
Numbercrunch Accounting Services	53,551	0.08%	53,551	-	0.00%
Ram Holdings Pty Ltd	53,551	0.08%	53,551	-	0.00%
Cinkel Pty Ltd	53,452	0.08%	53,452	-	0.00%
Carmelo Rosario Manglameli & Angelina Manglameli	53,452	0.08%	53,452	-	0.00%
Mitropoulos Nominees Pty Ltd	52,663	0.08%	52,663	-	0.00%
Spiden Family Account	52,663	0.08%	52,663	-	0.00%
Futurum Technology Pty Ltd	52,433	0.08%	52,433	-	0.00%
United Beach Ventures Pty Ltd	51,888	0.08%	51,888	-	0.00%
Hermaon Advisory Pty Ltd	51,167	0.08%	51,167	-	0.00%
Senm Superfund	50,000	0.08%	50,000	-	0.00%
Pc Swincer Plumbing Pty Ltd	43,872	0.07%	43,872	-	0.00%
Austin Reaves	33,333	0.05%	33,333	-	0.00%
Colin Richard Phillips	32,036	0.05%	32,036	-	0.00%
Hughes Vale Holdings Pty Ltd	26,775	0.04%	26,775	-	0.00%
Scott Anthony Fitzwilliam	26,726	0.04%	26,726	-	0.00%
Wpar Pty Ltd	26,274	0.04%	26,274	-	0.00%
Arc Resources Pty Ltd	26,216	0.04%	26,216	-	0.00%
Eugene Leonard Fitzwilliam	25,584	0.04%	25,584	-	0.00%
J&F Balaburov Pty Ltd	25,000	0.04%	25,000	-	0.00%
Carina Reeve	25,000	0.04%	25,000	-	0.00%
Tracey Curtis	25,000	0.04%	25,000	-	0.00%
Paula Montgomery	25,000	0.04%	25,000	-	0.00%
Christine Kennedy	25,000	0.04%	25,000	-	0.00%
Brady Samovojska	25,000	0.04%	25,000	-	0.00%
Akash Sharma	25,000	0.04%	25,000	-	0.00%
Timothy Cosgriff	25,000	0.04%	25,000	-	0.00%
Rebecca Humphrey	25,000	0.04%	25,000	-	0.00%
Darren Brooks	21,420	0.03%	21,420	-	0.00%
James Lever	21,232	0.03%	21,232	-	0.00%
Spiden Family Account	18,750	0.03%	18,750	-	0.00%
Janmark Australasia Pty Ltd	15,782	0.02%	15,782	-	0.00%
Jala Gordan Pty Ltd	15,730	0.02%	15,730	-	0.00%
AKG (Midland) Pty Ltd	15,730	0.02%	15,730	-	0.00%
Smith Superannuation Fund	14,275	0.02%	14,275	-	0.00%
R&A Allen Pty Ltd	12,500	0.02%	12,500	-	0.00%
Rick Lowen Pty Ltd	10,233	0.02%	10,233	-	0.00%
Anne Hummel	3,156	0.00%	3,156	-	0.00%
Jamahl D Zegzula	2,630	0.00%	2,630	-	0.00%
Total	15,786,820	24.80%	15,786,820	-	0.00%

* Less than 4.80%

** Assumes all shares owened by selling shareholders are sold.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. At present, we intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

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PLAN OF DISTRIBUTION

We have 63,660,926 common shares of common stock issued and outstanding as of the date of this prospectus. The Company is registering 15,786,820 shares of its common stock for sale at $1.50 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

We are registering the shares issued to the selling shareholders to permit the resale of these common stock by the selling shareholders from time to time from after the date of this prospectus. We will not receive any proceeds from the sale by the selling shareholders of the shares. We will bear the fees and expenses incident to our obligation to register the common stock; however, the selling shareholders will bear legal and advisor fees, commissions, and discounts, if any, attributable to their respective sales of the shares.

From time to time, each selling shareholder may sell any or all of its shares covered hereby on the OTC Bulletin Board and/or OTC Link or any other stock exchange, market, or trading facility on which the shares can be traded or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or privately negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution following the rules of the applicable exchange;
●	privately negotiated transactions;
●	underwritten transactions;
●	settlement of short sales, to the extent permitted by law;
●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through the distribution of shares by any selling shareholder to its partners, members, or stockholders;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell the shares under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as outlined in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

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In connection with the sale of the shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell the shares short and deliver these securities to close out their short positions, return borrowed shares in connection with such short sales, or loan or pledge the shares to broker-dealers that may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer, or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by selling shareholders, broker-dealers, or agents and any profit on the resale of the shares purchased by them may be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of the selling shareholders, pursuant to the terms of the securities purchase agreement. In addition, we have also agreed to indemnify the selling shareholders against losses, claims, damages, and liabilities, including liabilities under the Securities Act, concerning the registration statement of which this prospectus forms a part pursuant to the terms of the securities purchase agreement.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder unless an exemption therefrom is available.

We agreed to cause the registration statement of which this prospectus is a part of remaining effective until the date on which no selling shareholder owns any warrants or shares issuable upon exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless registered or qualified for sale in the applicable state. An exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities concerning the shares for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy at or before the sale (including by compliance with Rule 172 under the Securities Act).

The selling shareholders may decide not to sell any or all of the shares we registered on behalf of the selling shareholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

In connection with the selling shareholders’ selling efforts in the offering, our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Exchange Act but instead will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participates in an offering of the issuer’s securities. Our officers and directors are not subject to any statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act. Our officers and directors will not be compensated in connection with their participation in the offering by paying commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers and/or directors are, nor have they been a broker or dealer within the past 12 months, and they are not, nor had he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

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We will not receive any proceeds from the sale of the 15,786,820 shares being offered. The price per share is fixed at $1.50 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTC Bulletin Board and/or OTC Link. To be quoted on the OTC Bulletin Board and/or OTC Link, a market maker must file an application on our behalf to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling shareholder. Further, the Company will not offer its shares for sale through underwriters, dealers, agents, or anyone who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Company and the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the selling shareholder may occasionally be sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $1.50 per share.

The Company will offer and sell securities to comply with the applicable securities laws of certain states if they have been registered or qualified for sale; exemption from such registration, or if the qualification requirement is available and with which we have complied. In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules, and regulations under the Exchange Act with regard to security transactions during the period when this Registration Statement is effective. We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks,” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or provided that the exchange provides current price and volume information with respect to transactions in such securities).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, making it more difficult for a purchaser to liquidate their investment. Any broker-dealer engaged by the purchaser for selling their shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, before effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will reduce the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

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DESCRIPTION OF BUSINESS

Lever Global Corporation was incorporated under the laws of the State of Delaware on March 24, 2022. We are a fintech-driven consumer debt management company. Our mission is to empower subscribers to use our app to become financially independent by managing their debt obligations. Mr. McKendrick is the Company’s Founder, CEO, and Director and has started several fintech companies focusing on credit and debt management for consumers and businesses since 2015.

Our flagship product, the Lever Debt App (“App”), allows everyday people to negotiate, repay, and settle student loans for the US market without the complexity and confusion of the fine print. The App helps subscribers with debt management - negotiation, repayment, and settlement. We are committed to providing our subscribers with impartial guidance in their journey towards financial independence. The App will be available on the Play Store (Android), and App Store (iOS) under Lever Debt App (the “App”) as its brand name for a subscription-based fee billed monthly or annually.

The App will help the subscriber in debt negotiation, federal student loan prequalification and enrollment, access credit scores, and other features that enable subscribers to manage their debt obligations smartly, intuitively, and cost-effectively. The Company initially intends to target student debt holders in the United States as its primary customer base. The Company believes that manually managing debt is complex and time-consuming, which involves actively monitoring personal finances, estimating payments, negotiating with lenders, and finding the proper federal and state grants and loan arrangements. It is difficult to maintain and monitor these loan terms with annual renewals that can last up to twenty-one (21) years on average.

A student loan default has severe consequences for the borrower as it damages the borrower’s credit score, making it difficult to qualify for future loans. Still, the borrower may also be subject to wage garnishment when the lender automatically takes a portion of the paycheck to repay the loan. In addition, defaulting on a student loan can lead to the seizure of tax refunds and Social Security benefits. The Company believes if borrowers are struggling to make student loan payments, it’s crucial to take action before falling too far behind. The Lever Debt app allows the borrower to contact the loan servicer to discuss options, including deferment or forbearance. The Company believes taking action through its intuitive technology can help them avoid the devastating consequences of student loan default.

The Company believes the student loan borrower will benefit from the App. Our Application Program Interface (APIs) and artificial intelligence (AI) driven programming connect them to the right and relevant federal loan programs with the most favorable terms – qualifying amount and rate, enroll and save with a few clicks. The Lever Debt App further informs the subscribers when and how to refinance their student loans. Based on the inputs the subscriber provides, the Lever Debt App provides visual guidelines on how the subscriber’s budget and spending suit their student loan repayments.

The Lever App provides subscribers instant matches through Student Aid, the largest provider of financial aid for college in the United States, and other Federal student aid programs. The subscriber can access the complex world of student debt management in an easy four-step process through the Lever Debt App, which includes:

●	Basic subscriber information per KYC requirements,
●	The subscriber links one or multiple loans in real-time, also known as the Enrollment,
●	The software matches with up to three (3) options to manage loans (deferment or forbearance or reduce payments, etc.), and
●	The subscriber picks the best option to connect to the best United States Government aid program to complete the application.

Once subscribers sync their respective loans with the Lever Debt App, the software automates with a data-driven algorithm to match users with qualifying federal loan programs. Approximately 47% of student loan holders qualify for these programs, resulting in ~68.04 m loans with a ~99% approval. The app also provides credit score insights and payments round-up technology using open banking protocols that help and recommend that loan borrowers contribute micro amounts towards their loan principal, save on years of interest and reach financial independence faster and better with the App.

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Business Strategy

Our experienced Management and in-house software development team have carefully designed various B2C debt management solutions to meet the needs of borrowers in the United States and globally. We intend to grow our core business, increase market share, and improve profitability principally by deploying the following growth strategies:

●	Complete and launch the App to the public by the end of the end of the fourth quarter of fiscal 2022;

●	Ramp up subscriber acquisition through our digital and traditional marketing strategies;

●	Continue to enhance and promote our core proprietary debt management platform and introduce other innovative debt management tools for the United States student loan borrowers;

●	Future growth will depend on the timely development and successful distribution of the App by signing enterprise and employer deals in the United States;

●	Increase our software development capabilities to develop disruptive and next-generation machine learning and artificial intelligence-driven technologies to grow and retain subscriber base;

●	Grow subscriber base through accretive acquisitions, opportunistic investments, and beneficial partnerships; and

●	Recognize and enter high-growth markets to expand our services to meet the demand for other financial solutions, including but not limited to auto-save and auto loan payment from day-to-day debit card usage.

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Marketing and Sales

The Company aims to be flexible and responsive to its sales and marketing strategies to provide an omnichannel customer experience. Therefore, our primary focus is on different subscriber acquisition channels to expand our paid customer base. The Company is actively integrating digital and traditional marketing channels effectively as we believe these are scalable channels and that one-size-fits-most customers no longer work. Our marketing strategy identifies and targets student borrowers who are high-value/high-potential subscribers. We have found that these customers are often more receptive to a digital marketing strategy that includes SEO marketing, an intuitive website experience, targeted emails/ content, educational blogs, and active social media engagement involving celebrities and influencers. For traditional marketing, such as conferences, trade shows, expos, media events, and direct meetings, the senior Management in person provides presentations, gives media interviews, and engages potential subscribers at events.

We have designed our marketing and sales strategies to drive prospective subscribers to the Play Store and App Store, where they can download our App.

Lever has in-house marketing and digital content team with experience from large consumer companies. The Company plans to expand in the fourth quarter of 2022 to facilitate the expansion of our services and technology capabilities into managing credit cards, overdue bills, and other debt collections, leveraging our proprietary end-to-end debt automation solutions. The company has engaged celebrities and influencers such as Austin Reaves (Age 23), Kevin Mccullar Jr. (Age 21), and Swae Lee (Age 28) to promote and endorse Company’s products and services to target audiences. The Company carefully executes its social media strategy by using billboard signage, social media posting, digital TV ads, creating video-on-demand advertising, and attending events at schools, colleges, and university campuses.

The Company implements an effective marketing funnel where we map out our subscribers’ journey from when they are a lead and then tailored strategies to encourage them to move through this funnel.

We also utilize many indirect channels where a network of industry professionals, introducing and referring affiliates as third parties, promote our services in exchange for performance-based compensation. In most cases, affiliates carry out the lead generation function, while the Company’s staff provides subscribers and technical support to subscribers.

Most of the marketing and branding initiatives are taken in-house by our team. The Company may hire outside marketing and branding consultants and advertising firms from time to time.

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Industry and Competitive Analysis

A student loan is money that the federal government and private institutions lend to students or parents to finance post-secondary education. Most students who get a bachelor’s degree finance their education with one or more student loans. Student loans are the largest source of debt in the United States after mortgages. Student loans do not require the borrower to provide collateral, such as a house or a car, to guarantee the loan. The interest payment on the student loan is tax-deductible up to a maximum of $2,500. However, student loans are usually disbursed directly to the educational institution’s financial aid office. The loans can only be used to cover tuition, college fees, room and board, living expenses while at college, and books. In most cases, bankruptcy laws do not allow the discharge of student loans under bankruptcy.

Public and Private Student Debt

43.4 million student loan borrowers in the United States owe a collective nearly $1.75 trillion in federal and private student loan debt as of April 2022, according to the Federal Reserve Bank of St. Louis (1). According to a July 2021 report by MeasureOne (2), academic data firm — about 92% of student debt is owned by the US Department of Education, referred to as Public student debt. The balance of student debt, referred to as Private Student Loans, makes up 7.89% of the total outstanding US student loans, equal to $131.10 billion.

(1) Federal Reserve Bank of St. Louis. Student Loans Owned and Securitized.

Average Student Loans

The average student debt is estimated to be $28,950 and $71,000 for graduate and post-graduate students. The average US household with student debt owes $57,520, according to NerdWallet’s 2020 household debt study.

Parent PLUS loans (3) are direct federal loans parents can use to pay for their dependent child’s education. According to federal loan data, the average outstanding parent PLUS loan debt is $28,778. Total parent PLUS debt: $104.8 billion distributed among 3.7 million parent PLUS borrowers.

(2) MeasureOne. Academic Lending Study December 15, 2021.

(3) StudentAid.gov. Federal Student Loan Portfolio by Loan Type.

Status of Student Loan Repayment (4)

The government offered a student loan relief in 2020, which caused forbearance spikes and data suspension from federal agencies. There are 6.42 million federal loan borrowers in school, 1.17 million federal borrowers in the grace period, 460,000 federal loan borrowers in repayment, 3.05 million federal loan borrowers in deferment, and 26.78 million federal loan borrowers with loans in forbearance.

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Borrowers can also postpone private student loan payments via deferment or forbearance, but interest always accrues regardless of whether the borrower makes payments. If public student loan borrowers can’t make payments, they can postpone them through deferment or forbearance. Interest typically accrues during these periods, but borrowers with subsidized loans don’t owe the interest that accrues during deferment.

The US Government paused the federal student loan repayments and interest during the pandemic throughout 2021 and extended it into the fall of 2022. Despite the freeze, student loan balances still increased as newer loans entered repayment, even though there’s no payment yet due on most loans.

(4) Federal Student Aid, Portfolio by Loan Status December 2021.

Status of Student Loan Default (5)

Student loan default happens after a period of missed payments after approximately 270 days (or nine months) past due. Private student loans typically enter default after three missed payments (typically three months). Still, it can happen as soon as after one missed payment according to the lender’s terms and conditions. Around 9.7% of student loan borrowers default after entering repayment within the next couple of years.

(5) Federal Student Aid September 2020

Student Loan Forgiveness Options

The US Government provides several student loan forgiveness options and plans, including but not limited to:

●	Public Service Loan Forgiveness (PSLF) or PSLF Waiver– forgives the remaining balance on your Direct Loans after making 120 qualifying monthly payments under a qualifying repayment plan while working full-time for a qualifying employer.

●	Income-driven repayment forgiveness – sets your monthly student loan payment at an amount intended to be affordable based on your income and family size.

●	Borrower defense to repayment – if the school misled or engaged in other misconduct in violation of certain state laws, the student borrower may be eligible for “borrower defense to loan repayment,” to the discharge of some or all of federal student loan debt, and

●	Free Application for Federal Student Aid, known as the FAFSA – is the application for financial aid completed by current and prospective college students in the United States to determine their eligibility for student financial aid.

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We believe the personal debt management industry is highly fragmented and diversified, with several large and small companies offering various debt management solutions. We believe that our direct and indirect competition includes but is not limited to HR benefits platforms, round-up saving and investing apps, personal finance and credit bureau platforms, personal finance educational tools, and other personal debt management companies. General financial content providers may also be considered indirect competition. Our target market is student loan borrowers looking to better their financial future by paying their loans and saving money. We offer a unique solution catered to student loan management in the most comprehensive and user-friendly way for the borrower and the servicer.

Our industry is active in mergers and acquisitions of digital debt management software companies by large and well-capitalized companies looking for complementary services. For example, in July 2018, LendingTree, Inc. (NASDAQ: TREE) announced today that it had entered into a definitive agreement to acquire Student Loan Hero, Inc.(6), a personal finance website dedicated to helping student loan borrowers manage their student debt. In April 2021, Acorns, the Californian investment and savings app, had landed its second acquisition of 2021 with artificial intelligence (AI) start-up Pillar (7).

According to the Harvard Kennedy School report (8), the fintech industry deals with the dangers of potential misuse and abuse of consumer data. This include but is not limited to the loss of privacy; violation of data security; increasing risks of fraud and scams; unfair and discriminatory uses of data and data analytics against rules and regulations; uses of data that are non-transparent to both consumers and regulators; harmful manipulation of consumer behavior; and risks that tech firms entering the financial or financial regulatory space will lack adequate knowledge, operational effectiveness, and stability.

The student loan forgiveness debate has entered into the national conversation. White House officials are currently planning to cancel $10,000 in student debt per borrower after months of internal deliberations over how to structure loan forgiveness for tens of millions of Americans. According to Committee for a Responsible Federal Budget, a nonpartisan think tank wiping out $10,000 of debt per borrower could cost roughly $230 billion.

The Company firmly believes that the student loan industry will continue to be the fastest-growing source of debt for the United States households. Student loans are now the largest source of unsecured debt in the United States. They have become a financial industry in their own right, especially with its secondary market and student loan asset-backed securities.

(6) PRNewswire, July 2018.

(7) Fintech Futures, April 2021.

(8) M-RCBG Associate Working Paper, Harvard Kennedy School, June 2020.

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EMPLOYEES

As of the date of this prospectus, we had two employees, all of whom were our executive officers. We may in the future rely on independent contractors to assist us in marketing and selling our products.

Mr. McKendrick, the Company’s CEO, President and CFO and Ms. Garcia, the Marketing Officer are not currently bound by any written agreements for any specific employment term or covenants not to compete. However, we may enter into employment agreements with these persons which will have appropriate non-competition provisions. Currently Mr McKendrick and Ms. Garcia devote 90% and 100%, respectively, of their time to the Company’s business.

OFFICES

Effective May 16, 2022, the Company leases office space at Lever 11, 9255 W Sunset Blvd West Hollywood, CA, 90069. As per the Membership Agreement of the lease (“Agreement”), this Agreement shall continue on a month-to-month basis (any term after the Membership Term a “Renewal Term”). The Membership Term and subsequent Renewal Terms shall constitute the “Term.” The Company may terminate this Agreement by delivering to the lessor form (“Exit Form”) at least one (1) full calendar month before the month in which the Company intends to terminate this Agreement (“Termination Effective Month”). From May 16, 2022, and for the fiscal year 2022, the office’s rent payment or membership fee would be $6,000 per month, included in the General and administrative expenses.

LEGAL PROCEEDINGS

The Company discloses a loss contingency if there is at least a reasonable possibility of incurring a material loss. The Company records its best estimate of loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. When no best estimate is available, we reasonably estimate a range of loss; the Company records the minimum estimated as a liability. As additional information becomes available, the Company assesses the potential liability of pending legal proceedings, revises its estimates, and updates its disclosures accordingly. We record the Company’s legal costs associated with defending itself to expenses incurred. The Company currently is not involved in any litigation.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, our Common Shares were not quoted on any exchange. Future sales of substantial amounts of our Common Shares in the public market, including Common Shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we estimate that we will have 63,660,926 Common Shares issued and outstanding, calculated as of July 15, 2022, assuming no exercise of outstanding options or warrants and no exercise of the underwriters’ option. All of the Common Shares sold in this offering will be freely tradable without restriction immediately following this offering, except that any Common Shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. All remaining Common Shares held by existing shareholders immediately before this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.

Sale of Restricted Securities

Our Common Shares sold pursuant to this offering will be registered under the Securities Act and, therefore, freely transferable, except for securities owned by our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this Prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their securities unless such securities are separately registered under an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three months a number of shares above the greater of: (i) 1 percent of the then outstanding shares as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to the manner of sale, notice, and the availability of current public information about us. They may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least ninety days and are currently in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited resales of such securities.

Shares received by our affiliates in this offering, upon exercise of stock options, or upon vesting other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a shareholder who purchased our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding ninety days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, all holders of Rule 701 shares are required to wait until ninety days after the date of this Prospectus before selling such shares pursuant to Rule 701 and until the lock-up period described below expires.

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MARKET INFORMATION

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD AND OTC LINKS

We intend to have our common stock be quoted on the OTC Bulletin Board and/or OTC Link. If our securities are not quoted on the OTC Bulletin Board and/nor OTC Link, a security holder may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it: (i) is not situated in a single location but operates through the communication of bids, offers, and confirmations between broker-dealers, and (ii) securities admitted to the quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board and/or OTC Link, the Company’s equity security requires one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and sponsor the company listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and sponsor the Company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board and/or OTC Link, our securities will trade on the OTC Bulletin Board and/or OTC Link until a future time, if at all. We may not now, and it may never qualify for a quotation on the OTC Bulletin Board and/or OTC Link.

TRANSFER AGENT

On July 15, 2022, the Company selected Issuer Direct Corporation as its Transfer Agent and allocated all stock registration and transfer functions to that Transfer Agent for all of the Company’s common and preferred stock. Such Transfer Agent shall prepare and distribute a complete stock ledger to the Company, including the name, address, certificate number, certificate type, and the number of shareholder shares.

HOLDERS

As of the date of this prospectus, the Company had 63,660,926 shares of our common stock issued and outstanding held by 70 holders of record. Further, holders of Series A Preferred are entitled to 20 non-cumulative votes per share on all matters presented to our stockholders for action. Holders of Series A Preferred have no right to convert into the company’s common stock.

DIVIDEND POLICY

Since our formation, we have not declared or paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on our current financial condition, results of operations, capital requirements, and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. See the Risk Factor entitled, “Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.”

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief, or current expectations, primarily concerning the future operating performance of the Company and the products we expect to offer, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases, and future oral or written statements made by us or with our approval, which is not statements of historical fact, may contain forward-looking statements because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date they are made. We undertake no obligation to update such statements to reflect events or circumstances that exist after the date on which they are made.

PLAN OF OPERATIONS

The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary course of business. The Company did not earn revenues from March 24, 2022 (inception) to May 31, 2022.

Our experienced Management and in-house software development team have carefully designed various B2C debt management solutions to meet the needs of borrowers in the United States and Australia. We intend to grow our core business, increase market share, and improve profitability principally by deploying the following growth strategies:

●	Complete and launch the App to the public by the end of the fourth quarter of fiscal 2022;

●	Ramp up subscriber acquisition through our digital and traditional marketing strategies;

●	Continue to enhance and promote our core proprietary debt management platform and introduce other innovative debt management tools for the United States student loan borrowers;

●	Future growth will depend on the timely development and successful distribution of the Lever Debt App by signing enterprise and employer deals in the United States;

●	Increase our software development capabilities to develop disruptive and next-generation machine learning and artificial intelligence-driven technologies to grow and retain subscriber base;

●	Grow subscriber base through accretive acquisitions, opportunistic investments, and beneficial partnerships; and

●	Recognize and enter high-growth markets to expand our services to meet the demand for other financial solutions, including but not limited to auto-save and auto loan payment from day-to-day debit card usage.

33

Financial Conditions at May 31, 2022

On May 31, 2022, the Company had $2,048,908 cash to execute its business plan and accumulated a deficit of $567,791. The Company has a working capital surplus of $2,077,853 on May 31, 2022. Lever Holdings provided the working base source code for the launch of the Company, valued at $758,316, the contributed tangible software.

The Company believes it has the necessary funding and in-house capabilities to develop and successfully launch the App. The Company budgets $500,000 for sales and marketing campaigns in the next twelve months. Should we require additional capital to the extent the Company’s operations are insufficient to fund its capital requirements, the Company may attempt to raise capital through the issuance of equity or debt. The Company’s ability to continue as a going concern may depend on management’s plans’ success. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and liabilities that might be necessary should the Company be unable to continue as a going concern.

SEC FILING PLAN

We intend to become a reporting company in 2022 after our registration statement on Form S-1 is declared effective. We will file documents with the United States Securities and Exchange Commission quarterly.

In the next twelve months, we anticipate spending approximately $50,000 on costs relating to our SEC filings.

RESULTS OF OPERATIONS

From March 24, 2022 (inception) to May 31, 2022

At May 31, 2022, the accumulated deficit was $567,791. From March 24, 2022 (inception) to May 31, 2022, the Company did not earn any revenues. During the period, the Company had an operating loss of $559,969 and a net income loss of $567,791.

During the period, the Company incurred general & administrative costs (“G and A”) and sales and marketing costs of $374,719 and $185,251. The sales & marketing costs mainly included payment to marketing and branding consultants, brand ambassadors, affiliate marketing, customer meet and greet, online marketing on industry websites, press releases, and other public relations activities.

From March 24, 2022, to May 31, 2022, the office’s rent payment or membership fee was $15,926.39, included in the G and A expenses. From May 16, 2022, and for the fiscal year 2022, the office’s rent payment or membership fee would be $6,000 per month.

34

LIQUIDITY AND CAPITAL RESOURCES

At May 31, 2022, we had a cash balance of $2,048,908. The Company has a working capital surplus of $2,077,853 on May 31, 2022.

Since its inception, the Company has sustained losses, and negative cash flows from operations. As of May 31, 2022, the Company had $2,048,908 cash on hand. The Management believes that cash on hand may not be sufficient for the Company to meet working capital and corporate development needs as they become due in the ordinary course of business for twelve (12) months following May 31, 2022. From inception to May 31, 2022, the Company had not earned any revenues and had an operating loss of $559,969. The Company continues to experience negative cash flows from operations and the ongoing requirement for substantial additional capital investment to develop its financial technologies. The Management expects that it will need to raise significant additional capital to accomplish its growth plan over the next twelve (12) months. The Management expects to seek to obtain additional funding through private equity or public markets. However, there can be no assurance about the availability or terms such as financing and capital might be available.

In the next twelve months, the Company will continue to invest in sales, marketing, product support, development of technology solutions, and enhancement of existing technology to serve our customers. We expect capital expenditures to increase to up to $250,000 in the next twelve months to support the growth, which mainly includes software development, acquisition of complementary software, and purchasing computers and servers. In addition, the Company estimates additional expenditure needed to be $500,000, which provides for $100,000 and $400,000 for sales & marketing and working capital, respectively.

For the next 12 months, we expect existing cash on hand, cash flows from operations, and access to funding to be sufficient to fund our operating activities and other cash commitments, such as related party payments and material capital expenditures. However, we may need additional funds to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or, if available, on terms that will be acceptable to us.

GOING CONCERN CONSIDERATION

We have not generated any revenues since inception to May 31, 2022. As of May 31, 2022, the Company had an accumulated deficit of $567,791. Our independent auditors included an explanatory paragraph in their report on the audited financial statements for the period from March 24, 2012 (inception) to May 31, 2022, regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management has considered a variety of factors in evaluating the Company’s sustainability and the ability to manage obligations due within a year. Management has considered general economic conditions, key industry metrics, operating results, capital expenditures, commitments, and future obligations and liquidity. If there is a delay in generating significant revenues by the end of December 31, 2022, the Company would require capital infusion from new and existing investors, streamlining of operating costs, and evaluating new business strategies to enhance cash flow from operations.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support, credit risk support, or other benefits.

35

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Name	Age	Position
Trent McKendrick	37	President/CEO/CFO/Director
Tanya Garcia	28	Marketing Officer

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the board of directors meeting, following the annual meeting of stockholders, and until their successors have been elected and qualified.

Trent McKendrick, Founder, President, CEO, and Director

Trent McKendrick founded the Company on March 24, 2022, and has been serving as its CEO and Director till the present. Mr. McKendrick has started several fintech companies focusing on credit and debt management for consumers and businesses. From January 2021 to the present, Mr. McKendrick founded Lever Holdings Pty Ltd., an innovation leader in consumer-driven digital debt negotiation and management company for consumers in Australia. Lever Holdings allows consumers to use the app to negotiate and manage debts and outstanding bills such as parking tickets, fines, utility bills, phone bills, car finance loans, and even debt collection demands available on the iOS App Store and PlayStore. From May 2020 to November 2020, he worked for Focus Markets, a global financial market trading app, as Head of Markets. He helped establish the team, business marketing and brand within the Australian financial community. From November 2016 to 2018, he worked for Benchmark Compare as a Founder/Director, where he invested/built the original product prototype on pitching to investors/building market interest, it established a partnership with the Domain Group and managed product strategy and a team of developers. From November 2014 to 2016, he worked at creating Credit Clear as a Founder and Managing Director, a publicly traded company on the Australian Stock Exchange (ASX), which provides technology-enabled accounts receivable platform to over 1000 global businesses. From November 2012 to 2014, he began working at IP Capital as an Executive Director, where he worked with domestic/international clientele to influence capital raising and book building. From July 2009 to August 2012, he worked as an Executive Director of Corporate Sales for Halifax Investment Services. He developed/launched the Melbourne office, designed, trained, managed 36 broker/dealers, and ran a buy book for wholesale and HNW clients. From September 2009 to August 2011, he worked as an Investment Officer for Bridge-Way Capital. he established FUM pipeline, built event-driven plays, long/short pairs trading, and strategic positions based on bottom-up and top-down views across ASX200 sectors. From July 2006 to July 2009, he worked as a Trading Analyst for Pegasus Asset Management Limited. From June 2004 to July 2006, he worked as an intern portfolio manager at Beaconwood Securities Pty Ltd., a family office & a merchant bank, where he was responsible for analyzing small-cap technology and industrial publicly traded companies. Mr. McKendrick received accreditation as equivalent to BS (Finance) from Marquette University, Milwaukee, WI, in July 2022.

Tanya Garcia, Marketing Manager

As of June 2022, Tanya Garcia is the Marketing Officer at Lever Global Corporation. Ms. Garcia is responsible for developing and implementing Lever’s branding and marketing initiatives. Ms. Garcia oversees the execution of social media strategies, product marketing strategies, and digital marketing strategies. Ms. Garcia also heads initiatives involving high-profile influencers. Her experience and skills bring a unique approach to Lever’s marketing strategy with an internal team recently recruited to be guided by Ms. Garcia. From December 2020 to March 2022, Ms. Garcia worked as the Marketing and Launch Specialist with Nike. Ms. Garcia was responsible for strategizing and creating processes for in-store product launches. Ms. Garcia developed structures allowing for the safe and successful launch of Nike products with revenue streams up to $70,000 in single-day activations Under her leadership, activation frequency tripled, resulting in sale numbers exceeding revenue goals for the specialty store. From March 2018 to July 2020, Ms. Garcia worked as the Marketing Manager for The Oaks Camp and Conference Center. Ms. Garcia created an automated sales and contracting system to increase sales and retention rates by 15% in the first year. Ms. Garcia restructured existing company systems and teams by consolidating and automating the workflow. Ms. Garcia also aided in rebranding the company by creating digital assets and social media content. Ms. Garcia graduated from Pepperdine University in May 2016 with a Bachelor’s Degree in Public Relations.

36

TERM OF OFFICE

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than one member. Officers are elected by and serve at the discretion of the Board of Directors.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of one (1) member. The one (1) director is an executive director who does not qualify as an independent director following the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The Company plans to appoint two non-executive directors as independent directors by the end of the fourth quarter of the fiscal year-end December 31, 2022. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members have engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. However, the NASDAQ rules require such subjective determination. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by directors and us concerning our director’s business and personal activities and relationships as they may relate to us and our management.

AUDIT AND COMPENSATION COMMITTEE AND CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the Board of Directors performs the functions that such committees would have performed. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board believes such committees are unnecessary since the Company is an early start-up company with only two directors. To date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our three directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our directors or officers. Other than as described above, we are unaware of any other conflicts of interest with our executive officers or directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter, or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation concerning such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our board of directors. Nevertheless, every effort will be made to ensure that the board hears stockholders’ views of directors and that the appropriate responses are provided to stockholders on time. During the upcoming year, our board of directors will continue to monitor whether it would be appropriate to adopt such a process.

37

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officer for the period from March 24, 2022, to May 31, 2022:

						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Period	($)	($)	($)	($)	($)	($)	($)	($)
Trent McKendrick, CEO (1)	**	34,667	-0-	1,225	-0-	-0-	-0-	-0-	35,892

** Period from March 24, 2022, to May 31, 2022

(1) Appointed CEO, President, and Director on March 24, 2022, and the Company issued 7,250,000 common stock on March 24, 2022 valued at $725. The Company issued 2,750,000 common stock on March 24, 2022 valued at $275 to Imran Firoz as the founder shares. The Company issued 5,000,000 preferred stock on March 24, 2022 to Mr. McKendrick at par value valued at $500 as the founder in consideration of services rendered to the Company. Mr. McKendrick received a total combined value of $1,225 for common and preferred stock as the founder. Mr. McKendrick’s annual salary is $208,000.

As of May 31, 2022, Mr. McKendrick is accruing his salary. The Company gives salary compensation to key executives as an employee of the Company; Mr. McKendrick commits ninety percent (90%) of his time to the Company.

The Company has not issued any bonuses or formalized option awards to its officers. The Company has issued stock-based compensation of 7,250,000 common and 5,000,000 preferred stock to Mr. McKendrick as the founder valued at $1,225. The Company intends to provide these incentives based on meeting certain sales criteria, which the Board will review quarterly and annually. The Company has not formalized performance-based bonuses and other incentive agreements. The Company intends to pay each executive monthly at the beginning of the month.

From April 2022, the Company is paying a monthly compensation of $17,333 per month to its CEO with increases each succeeding year should the agreement be approved annually by the Company. Mr. McKendrick is an employee performing as the CEO and CFO.

STOCK OPTION GRANTS

We had no outstanding equity awards as of the end of the fiscal period ended May 31, 2022, or through the filing date of this prospectus.

EMPLOYMENT AGREEMENTS

The Company has signed an employment agreement with Mr. McKendrick as the CEO and executive director. Ms. Garcia is also an employee of the Company as the Marketing Manager.

DIRECTOR COMPENSATION

We do not have a non-executive director. As a result, the Company did not pay any Directors’ compensation as of the prospectus date. The Company intends to hire independent directors by the end of the end of the fourth quarter of fiscal 2022.

38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this prospectus, the number of shares of common and Series A Preferred Stock of our Company that is beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all sole officer and director as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities because they may not have any beneficial financial interest. Except as noted below, each person has sole voting and investment power.

As of the date of this prospectus, we have calculated the percentages below based on 63,660,926 shares of our common stock issued and outstanding.

		Number of Shares	Percentage of Outstanding Common Shares
Name and Address (1)	Title of Class	Beneficially Owned	Prior to Offering	After Offering
Trent McKendrick (2)	Common	14,530,000	22.82%	22.82%
Tanya Garcia	Common	0	0%	0%
Stephen Copulos (3)	Common	33,344,105	52.38%	52.38%
Officer and Director as a group (2 persons)	Common	14,530,000	22.82%	22.82%

		Number of Shares	Percentage of Outstanding Preferred Shares
Name and Address (1)	Title of Class (4)	Beneficially Owned	Prior to Offering	After Offering
Trent McKendrick	Series A Preferred	5,000,000	100.00%	100.00%

(1) Addresses for all officers and directors are LEVEL 11, 9255 W SUNSET BLVD., WEST HOLLYWOOD, CA, 90069.

(2) At March 24, 2022 (inception), the Company issued 7,250,000 common stock on March 24, 2022, and 5,000,000 preferred stock on March 24, 2022, at par value as the founder in consideration of services rendered to the Company. A total combined value of $1,225. Lever Holdings provided seed capital to Mr. McKendrick for $500,000 to start Lever Debt App in the United States. On March 31, 2022, the Company converted all the outstanding notes into common stock by issuing 20,160,926 common stock valued at $0.0248 per share to Lever Holdings’ shareholders. As a result of this conversion, Mr. McKendrick received 7,500,000 common stock of the Company and founding shares of common and preferred stock. Mr. McKendrick transferred 220,000 shares to a software developer.

(3) Mr. Stephen Copulos has funded the Company since its inception for $2,392,547. Mr. Copulos currently owns 33,344,105 common stock of the Company, representing 52.38% of issued and outstanding shares of the Company as of May 31, 2022. Mr. Copulos received these shares from the note conversion and for cash consideration.

(4) Series A Preferred are entitled to 20 non-cumulative votes per share on all matters presented to stockholders for action. As a result, on a vote per share basis, 5,000,000 Series A Preferred Shares represent 61.08% and 61.08% voting percentage Before and After the offering.

39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lever Holdings 500K Notes Payable ($500,000)

Lever Holdings provided seed capital to Mr. McKendrick for $500,000 to start App in the United States. Lever Holdings provided the working base source code for the launch of the Company, valued at $758,316 as the contributed tangible software. The Company estimated the value of the source code using the income and cost approach. The Company attributed 90% value to the cost approach, closest to the actual value of developing the source code.

On March 31, 2022, the Company converted all the outstanding notes into common stock by issuing 20,166,042 common stock valued at $0.0248 per share to Lever Holdings. On May 31, 2022, the Lever Holdings Note balance was zero. Mr. McKendrick is also the founder, CEO, and majority shareholder of Lever Holdings.

As a result of this conversion, Nilon Capital Pty Ltd. (“Nilon Capital”), an entity owned by Mr. McKendrick, received 7,500,000 common stock of the Company and founding shares of common and preferred stock. Nilon Capital transferred 220,000 shares to a software developer. Mr. Copulos received 9,177,438 common stock from the conversion through his four entities. Mr. Copulos has funded the Company since its inception for $2,392,547. Mr. Copulos currently owns 33,344,105 common stock of the Company, representing 52.42% of issued and outstanding shares of the Company as of May 31, 2022. Mr. Copulos received these shares from the note conversion and for cash consideration.

Shares issued to Founder

At March 24, 2022 (inception), the Company issued 7,250,000 common stock on March 24, 2022, and 5,000,000 preferred stock on March 24, 2022, at par value as the founder in consideration of services rendered to the Company. A total combined value of $1,225.

40

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The court’s decision will then govern us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

41

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by BF Borgers CPA PC and included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon us by The Law Offices of Barnett & Linn, Ranch Mirage, California. No member of the firm Barnett & Linn owns any shares of the Company’s common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

BF Borgers CPA PC is our registered independent public registered accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, concerning the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. A reference is made to the registration statement for more information regarding us and the securities offered by this prospectus. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

Upon closing this offering, we intend to file with the Commission a Form 8-A. We will become subject to the information and reporting requirements of the Exchange Act, and following this law, we will file periodic reports, proxy statements Section 16 information, and other information with the SEC. These periodic reports, proxy statements, and additional information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

42

LEVER GLOBAL CORPORATION

FINANCIAL STATEMENTS

As of

MAY 31, 2022

Together with

Report of Independent Registered Public Accounting Firm

F-1

LEVER GLOBAL CORPORATION

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Lever Global Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lever Global Corporation (the “Company”) as of May 31, 2022, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period March 24, 2022 (Inception) through May 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2022, and the results of its operations and its cash flows for the period March 24, 2022 (Inception) through May 31, 2022, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared to assume that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2022

Lakewood, CO

July 15, 2022

F-3

LEVER GLOBAL CORPORATION

CONSOLIDATED BALANCE SHEET

May 31, 2022
Assets
Current assets:
Cash	$2,011,074
Related Party Trust Amount	37,833
Prepaid expenses	78,945
Current assets	2,127,853
Contributed tangible software	758,316
Capitalized software	285,856
Total assets	$3,172,025
Liabilities and Stockholders’ Deficit
Current liabilities:
Stock issuable liability	$50,000
Current liabilities	50,000
Total liabilities	50,000
Commitments and Contingencies (Note 7)	-
Stockholders’ Equity (Deficit):
Preferred stock, par value $0.0001, 50,000,000 shares authorized, 5,000,000 issued and outstanding, as of May 31, 2022	500
Common stock, par value $0.0001, 500,000,000 shares authorized; 63,660,926 shares issued and outstanding, as of May 31, 2022	6,366
Additional paid-in capital	3,682,950
Accumulated deficit	(567,791)
Total stockholders’ equity	3,122,025
Total liabilities and stockholders’ equity	$3,172,025

See accompanying notes to the financial statements

F-4

LEVER GLOBAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATION

Period from March 24, 2022 to May 31, 2022
Revenues	$-
Operating expenses:
General and administrative	374,719
Sales and marketing	185,251
Total operating expenses	$559,969
Operating loss	(559,969)
Other income (expense):
Interest expense	(7,484)
Other income (expense)	(338)
Total other expense	$(7,821)
Loss before provision for income taxes	(567,791)
Provision for income taxes	-
Net loss	$(567,791)
Net loss per common share, basic and diluted	$(0.01)
Weighted average number of common shares outstanding basic & diluted	58,909,066

See accompanying notes to the financial statements

F-5

LEVER GLOBAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Preferred stock		Common stock		Additional Paid-in	Accumulated	Total Parent Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
March 24, 2022 (Inception)	-	$-	-	$-	$-	$-	$-
May 31, 2022
Preferred shares issued for founder services valued at par value	5,000,000	500	-	-	-	-	500
Common shares issued for founders services valued at par value	-	-	10,000,000	1,000	-	-	1,000
Paid-in-capital for contributed tangible software	-	-	-	-	758,316	-	758,316
Common shares issued for cash valued at $0.01 per share	-	-	30,500,000	3,050	301,950	-	305,000
Common shares issued for 500K note conversion at $0.0248 per share	-	-	20,160,926	2,016	497,984	-	500,000
Common shares issued for cash valued at $0.50 per share	-	-	500,000	50	249,950	-	250,000
Common shares issued for cash valued at $0.75 per share	-	-	2,466,667	247	1,849,753	-	1,850,000
Common shares issued for services valued at $0.75 per share	-	-	33,333	33	24,997	-	25,000
Net Loss	-	-	-	-	-	(567,791)	(567,791)
Balance, May 31, 2022	5,000,000	$500	63,660,926	$6,366	$3,682,950	$(567,791)	$3,122,025

See accompanying notes to the financial statements

F-6

LEVER GLOBAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from March 24, 2022 to May 31, 2022
Operating Activities:
Net Loss	$(567,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Preferred stock issued for services	500
Common stock issued for services	26,000
Contributed tangible software	(758,316)
Change in assets and liabilities:
Stock payable for services	50,000
Prepaid expenses	(78,945)
Net cash used in operating activities	$(1,328,552)
Investing Activities:
Capitalized software	(285,856)
Net cash used in investing activities	$(285,856)
Financing Activities:
Paid-in-capital for related party contribution	758,316
Common stock issued for cash	2,905,000
Net cash provided by financing activities	$3,663,316
Net increase (decrease) in cash	2,048,908
Cash at beginning of the period	-
Cash at end of the period	$2,048,908
Cash paid for income taxes	$-
Cash paid for interest	$-
Non - Cash Investing and Financing Activities:
Common Stock Issued for 500K Note conversion	$500,000

See accompanying notes to the financial statements

F-7

LEVER GLOBAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS

Lever Global Corporation (the “Company”, “we”, “our” or “us”) was incorporated under the laws of the State of Delaware on March 24, 2022. We are a fintech-driven consumer debt management company. Our mission is to empower subscribers to use our app to become financially independent by managing their debt obligations. Mr. McKendrick is the Company’s Founder, CEO, and Director and has started several fintech companies focusing on credit and debt management for consumers and businesses since 2015. The Company has a wholly-owned subsidiary, Lever Technology, Inc. (“Lever Technology”), a California corporation. There are no operating activities for Lever Technology.

We are a development stage entity devoting substantially all of its efforts to establishing our flagship product, the Lever Debt App (“App”) with the launch of the App expected to be in the or fourth quarter of fiscal 2022 as a result we have not generated any revenues.

The App allows everyday people to negotiate, repay, and settle student loans for the US market without the complexity and confusion of the fine print. The App helps subscribers with debt management - negotiation, repayment, and settlement. We are committed to providing our subscribers with impartial guidance in their journey towards financial independence. The App will be available on the Play Store (Android), and App Store (iOS) under Lever Debt App (the “App”) as its brand name for a subscription-based fee billed monthly or annually.

The App will help the subscriber in debt negotiation through continued education and recommendations on how and when to refinance the student loan, federal student loan prequalification and enrollment, access credit scores, and other features that enable subscribers to manage their debt obligations smartly, intuitively, and cost-effectively. The Company initially intends to target student debt holders in the United States as its primary customer base. The Company believes that manually managing debt is complex and time-consuming, which involves actively monitoring personal finances, estimating payments, negotiating with lenders, and finding the proper federal and state grants and loan arrangements. It is difficult to maintain and monitor these loan terms with annual renewals that can last up to twenty-one (21) years on average.

The Company believes the student loan borrower will benefit from the App. Our Application Program Interface (APIs) and artificial intelligence (AI) driven programming connect them to the right and relevant federal loan programs with the most favorable terms – qualifying amount and rate, enroll and save with a few clicks. The Lever Debt App further informs the subscribers when and how to refinance their student loans. Based on the inputs the subscriber provides, the Lever Debt App provides visual guidelines on how the subscriber’s budget and spending suit their student loan repayments.

The Lever App provides subscribers instant matches through Student Aid, the largest provider of financial aid for college in the United States, and other Federal student aid programs. The subscriber can access the complex world of student debt management in an easy four-step process through the Lever Debt App, which includes:

●	Basic subscriber information per KYC requirements,
●	The subscriber links one or multiple loans in real-time, also known as Enrollment,
●	The software matches with up to three (3) options to manage loans (deferment or forbearance or reduce payments, etc.), and
●	The subscriber picks the best option to connect to the best United States Government aid program to complete the application.

F-8

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS (continued)

Once subscribers sync their respective loans with the Lever Debt App, the software automates with a data-driven algorithm to match users with qualifying federal loan programs. Approximately 47% of student loan holders qualify for these programs, resulting in ~68.04 m loans with a ~99% approval. The app also provides credit score insights and payments round-up technology using open banking protocols that help and recommend that loan borrowers contribute micro amounts towards their loan principal, save on years of interest and reach financial independence faster and better with the App.

Business Strategy

Our experienced Management and in-house software development team have carefully designed various B2C debt management solutions to meet the needs of borrowers in the United States and Australia. We intend to grow our core business, increase market share, and improve profitability principally by deploying the following growth strategies:

●	Complete and launch the App to the public by the end of the fourth quarter of fiscal 2022;

●	Ramp up subscriber acquisition through our digital and traditional marketing strategies;

●	Continue to enhance and promote our core proprietary debt management platform and introduce other innovative debt management tools for the United States student loan borrowers;

●	Future growth will depend on the timely development and successful distribution of the Lever Debt App by signing enterprise and employer deals in the United States;

●	Increase our software development capabilities to develop disruptive and next-generation machine learning and artificial intelligence-driven technologies to grow and retain subscriber base;

●	Grow subscriber base through accretive acquisitions, opportunistic investments, and beneficial partnerships; and

●	Recognize and enter high-growth markets to expand our services to meet the demand for other financial solutions, including but not limited to auto-save and auto loan payment from day-to-day debit card usage.

F-9

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS (continued)

Marketing and Sales

The Company aims to be flexible and responsive to its sales and marketing strategies to provide an omnichannel customer experience. Therefore, our primary focus is on different subscriber acquisition channels to expand our paid customer base. The Company is actively integrating digital and traditional marketing channels effectively as we believe these are scalable channels and that one-size-fits-most customers no longer work. Our marketing strategy identifies and targets student borrowers who are high-value/high-potential subscribers. We have found that these customers are often more receptive to a digital marketing strategy that includes SEO marketing, an intuitive website experience, targeted emails/ content, educational blogs, and active social media engagement involving celebrities and influencers. For traditional marketing, such as conferences, trade shows, expos, media events, and direct meetings, the senior Management in person provides presentations, gives media interviews, and engages potential subscribers at events.

We have designed our marketing and sales strategies to drive prospective subscribers to the Play Store and App Store, where they can download our App.

To spread the word, the Company has engaged celebrities and influencers such as Austin Reaves (Age 23), Kevin Mccullar Jr. (Age 21), and Swae Lee (Age 28) to promote and endorse Company’s products and services to target audiences. The Company carefully executes its social media strategy by using billboard signage, social media posting, digital TV ads, creating video-on-demand advertising, and attending events at schools, colleges, and university campuses.

The Company implements an effective marketing funnel where we map out our subscribers’ journey from when they are a lead and then tailored strategies to encourage them to move through this funnel.

We also utilize many indirect channels where a network of industry professionals, introducing and referring affiliates as third parties, promote our services in exchange for performance-based compensation. Affiliates carry out the lead generation function in most cases while the Company’s staff provides subscribers and technical support to subscribers.

Most of the marketing and branding initiatives are taken in-house by our team. The Company may hire outside marketing and branding consultants and advertising firms from time to time.

F-10

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS (continued)

Industry and Competitive Analysis

A student loan is a money that the federal government and private institutions lend to students or parents to finance post-secondary education. Most students who get a bachelor’s degree finance their education with one or more student loans. Student loans are the largest source of debt in the United States after mortgages. Student loans do not require the borrower to provide collateral, such as a house or a car, to guarantee the loan. The interest payment on the student loan is tax-deductible up to a maximum of $2,500. However, student loans are usually disbursed directly to the educational institution’s financial aid office. The loans can only be used to cover tuition, college fees, room and board, living expenses while at college, and books. In most cases, bankruptcy laws do not allow the discharge of student loans under bankruptcy.

Public and Private Student Debt

43.4 million student loan borrowers in the United States owe a collective nearly $1.75 trillion in federal and private student loan debt as of April 2022, according to the Federal Reserve Bank of St. Louis (1). According to a July 2021 report by MeasureOne (2), academic data firm — about 92% of student debt is owned by the US Department of Education, referred to as Public student debt. The balance of student debt, referred to as Private Student Loans, makes up 7.89% of the total outstanding US student loans, equal to $131.10 billion.

(1) Federal Reserve Bank of St. Louis. Student Loans Owned and Securitized.

Average Student Loans

The average student debt is estimated to be $28,950 and $71,000 for graduate and post-graduate students. The average US household with student debt owes $57,520, according to NerdWallet’s 2020 household debt study.

Parent PLUS loans (3) are direct federal loans parents can use to pay for their dependent child’s education. According to federal loan data, the average outstanding parent PLUS loan debt is $28,778. Total parent PLUS debt: $104.8 billion distributed among 3.7 million parent PLUS borrowers.

(2) MeasureOne. Academic Lending Study December 15, 2021.

(3) StudentAid.gov. Federal Student Loan Portfolio by Loan Type.

Status of Student Loan Repayment (4)

The government offered a student loan relief in 2020, which caused forbearance spikes and data suspension from federal agencies. There are 6.42 million federal loan borrowers in school, 1.17 million federal borrowers in the grace period, 460,000 federal loan borrowers in repayment, 3.05 million federal loan borrowers in deferment, and 26.78 million federal loan borrowers with loans in forbearance.

Borrowers can also postpone private student loan payments via deferment or forbearance, but interest always accrues regardless of whether the borrower makes payments. If public student loan borrowers can’t make payments, they can postpone them through deferment or forbearance. Interest typically accrues during these periods, but borrowers with subsidized loans don’t owe the interest that accrues during deferment.

The US Government paused the federal student loan repayments and interest during the pandemic throughout 2021 and extended it into the fall of 2022. Despite the freeze, student loan balances still increased as newer loans entered repayment, even though there’s no payment yet due on most loans.

(4) Federal Student Aid, Portfolio by Loan Status December 2021.

Status of Student Loan Default (5)

Student loan default happens after a missed payment period after approximately 270 days (or nine months) past due. Private student loans typically default after three missed payments (typically three months). Still, according to the lender’s terms and conditions, it can happen as soon as after one missed payment. Around 9.7% of student loan borrowers default after entering repayment within the next couple of years.

(5) Federal Student Aid September 2020

Student Loan Forgiveness Options

The US Government provides several student loan forgiveness options and plans, including but not limited to:

●	Public Service Loan Forgiveness (PSLF) or PSLF Waiver– forgives the remaining balance on your Direct Loans after making 120 qualifying monthly payments under a qualifying repayment plan while working full-time for a qualifying employer.

●	Income-driven repayment forgiveness – sets your monthly student loan payment at an amount intended to be affordable based on your income and family size.

●	Borrower defense to repayment – if the school misled or engaged in other misconduct in violation of certain state laws, the student borrower may be eligible for “borrower defense to loan repayment,” to the discharge of some or all of federal student loan debt, and

●	Free Application for Federal Student Aid, known as the FAFSA – is the application for financial aid completed by current and prospective college students in the United States to determine their eligibility for student financial aid.

We believe the personal debt management industry is highly fragmented and diversified, with several large and small companies offering a wide variety of debt management solutions. We believe that our direct and indirect competition includes but is not limited to HR benefits platforms, round-up saving and investing apps, personal finance and credit bureau platforms, personal finance educational tools, and other personal debt management companies. General financial content providers may also be considered indirect competition. Our target market is student loan borrowers looking to better their financial future by paying their loans and saving money. We offer a unique solution catered to student loan management in the most comprehensive and user-friendly way for the borrower and the servicer.

Our industry is active in mergers and acquisitions of digital debt management software companies by large and well-capitalized companies looking for complementary services. For example, in July 2018, LendingTree, Inc. (NASDAQ: TREE) announced today that it had entered into a definitive agreement to acquire Student Loan Hero, Inc.(6), a personal finance website dedicated to helping student loan borrowers manage their student debt. In April 2021, Acorns, the Californian investment and savings app, had landed its second acquisition of 2021 with artificial intelligence (AI) start-up Pillar (7).

F-11

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS (continued)

According to the Harvard Kennedy School report (8), the fintech industry deals with the dangers of potential misuse and abuse of consumer data. This include but is not limited to the loss of privacy; violation of data security; increasing risks of fraud and scams; unfair and discriminatory uses of data and data analytics against rules and regulations; uses of data that are non-transparent to both consumers and regulators; harmful manipulation of consumer behavior; and risks that tech firms entering the financial or financial regulatory space will lack adequate knowledge, operational effectiveness, and stability.

The student loan forgiveness debate has entered into the national conversation. White House officials are currently planning to cancel $10,000 in student debt per borrower after months of internal deliberations over how to structure loan forgiveness for tens of millions of Americans. According to Committee for a Responsible Federal Budget, a nonpartisan think tank wiping out $10,000 of debt per borrower could cost roughly $230 billion.

The Company firmly believes that the student loan industry will continue to be the fastest-growing source of debt for the United States households. Student loans are now the largest source of unsecured debt in the United States. They have become a financial industry in their own right, especially with its secondary market and student loan asset-backed securities.

(6) PRNewswire, July 2018.

(7) Fintech Futures, April 2021.

(8) M-RCBG Associate Working Paper, Harvard Kennedy School, June 2020.

Board of Directors

As of March 24, 2022, the Company appointed Trent McKendrick as the Executive Chairman and Director. The Company currently has one executive director.

Covid-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic throughout the United States. While the initial outbreak concentrated in China, it spread to several other countries and reported infections globally. Many countries worldwide, including the United States, implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the business. Even though the pandemic appears to slow down and in control, these measures have resulted in work stoppages, absenteeism in the Company’s labor workforce, and other disruptions. The extent to which the coronavirus impacts our operations will depend on future developments. These developments are highly uncertain. We cannot predict them with confidence, including the duration and severity of the outbreak and the actions required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally could adversely impact our operations and workforce, including our marketing and sales activities and ability to raise additional capital, which could harm our business, financial condition, and operation results.

Russia-Ukraine Conflict

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with the Russian invasion of Ukraine. The war between the two countries continues to evolve as military activity continues. The United States and certain European countries have imposed additional sanctions on Russia and specific individuals. As of the date of this filing, there has been no disruption in our operations.

F-12

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company. We have eliminated all intercompany balances and transactions. The Company has prepared the consolidated financial statements consistent with the Company’s accounting policies in its financial statements. The Company has measured and presented the Company’s consolidated financial statements in US Dollars, which is the currency of the primary economic environment in which the Company operates (also known as its functional currency).

The Company has a wholly-owned subsidiary, Lever Technology, Inc. (“Lever Technology”), a California corporation. There are no operating activities for Lever Technology.

Consolidated Financial Statement Preparation and Use of Estimates

The Company prepared the consolidated financial statements according to accounting principles generally accepted in the United States of America (“GAAP”). The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates include revenue recognition, the allowance for doubtful accounts, website and software development costs, and recoverability of tangible assets with finite lives and other long-lived assets.

Actual results could materially differ from these estimates.

Cash and Cash Equivalents

Total cash and cash equivalents include cash on hand, deposits held with banks, and other short-term, highly liquid investments with three months or less of original maturities. The Company maintains its cash balances at a single financial institution. The balances exceed Federal Deposit Insurance Corporation (FDIC) limits as of May 31, 2022. On May 31, 2022, the Company had $2,048,908 cash and cash equivalent held at the financial institution, including $37,833 held at the related party trust account.

Sales, Marketing, and Advertising

The Company recognizes sales, marketing, and advertising expenses when incurred.

The Company incurred $185,251 in sales, marketing, and advertising costs (“sales and marketing”) from March 24, 2022, to May 31, 2022. The sales and marketing cost mainly included costs for engagement of celebrities, cash and stock-based compensation for marketing consultants, SEO marketing, online marketing on industry websites, press releases, and public relations activities. The sales, marketing, and advertising expenses represented 33.08% of the total expenses from March 24, 2022, to May 31, 2022.

F-13

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

Cash

Total cash and cash equivalents include cash on hand, deposits held with banks, and other short-term, highly liquid investments with three months or less of original maturities. The Company maintains its cash balances at a single financial institution. The balances exceed Federal Deposit Insurance Corporation (FDIC) limits as of May 31, 2022. On May 31, 2022, the Company had $2,048,908 cash and cash equivalent held at the financial institution, including $37,833 held at the related party trust account.

Research and Development (R and D) Cost

The Company acknowledges that future benefits from research and development (R and D) are uncertain. It cannot capitalize on the R and D. The GAAP accounting standards require us to expense all research and development expenditures as incurred. From March 24, 2022 (“Inception”) to May 31, 2022, the Company incurred $46,960 in R and D costs to determine the technical feasibility of the Lever Debt App for the US market. In the consolidated income statements, we have included the R and D costs in the General and Administrative expenses.

Legal Proceedings

The Company discloses a loss contingency if at least a reasonable possibility that a material loss has been incurred. The Company records its best estimate of loss related to pending legal proceedings when the loss is probable, and the amount can be reasonably estimated. The Company can reasonably estimate a range of loss with no best estimate; the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings, revises its estimates, and updates its disclosures accordingly. The Company’s legal costs associated with defending itself are recorded as expenses when incurred. The Company is currently not involved in any litigation.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment following FASB ASC 360, Property, Plant, and Equipment. We test long-lived assets for recoverability whenever events or circumstances change to indicate that the carrying amounts may not be recoverable. An impairment charge is recognized for the amount if and when the asset’s carrying value exceeds the fair value. There are no impairment charges for the period ended May 31, 2022.

Provision for Income Taxes

The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are based on the temporary differences between the consolidated financial statement and income tax bases of assets and liabilities using the enacted tax rates applicable each year.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (“tax contingencies”). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely to be realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and benefits, requiring periodic adjustments, which may not accurately forecast actual outcomes. The Company includes interest and penalties related to tax contingencies in the provision of income taxes in the operations’ consolidated statements. The Company’s Management does not expect the total amount of unrecognized tax benefits to change significantly in the next twelve (12) months.

F-14

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Contributed Software Code

Lever Holdings provided the working base source code for the launch of the Company, valued at $758,316 as the contributed tangible software. The Company estimated the value of the source code using the cost approach as it was contributed by the related party. The Company attributed 100% value to the cost approach, closest to the actual value of developing the source code.

Software Development Costs

By ASC 985-20, Software development costs, including costs to develop software sold, leased, or otherwise marketed, are capitalized after establishing technical feasibility, if significant. We amortize the capitalized software development costs using the straight-line amortization method over the application software’s estimated useful life.

The Company established the technical feasibility of the Lever Debt App’s design specifications for the US market in 2022. By the end of March 31, 2022, the Company completed the activities (planning, designing, coding, and testing) necessary to establish that it can launch and market the App. The Company is revising the user interface and building additional features to better the App for public launch in the fourth quarter of 2022.

The Company estimates the useful life of the software to be three (3) years.

The Company estimates the App’s gross capitalized cost to be $285,856. Once the Company launches the App, it will amortize the gross capitalized cost as amortization expense, and the Company classifies such cost as the Cost of Sales.

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to US dollar following ASC 830, “Foreign Currency Matters.”

We have translated the local currency of ADS, the Australian Dollar (“AUD”), into US$1.00 at the following exchange rates for the respective dates:

The exchange rate at the reporting end date:

May 31, 2022
USD: AUD	$1.3921

Average exchange rate for the period:

March 24, 2022, to May 31, 2022
USD: AUD	$1.3701

The Company related party transactions were in AUD, and its reporting currency is the US dollar.

F-15

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company translates its records into USD as follows:

●	Assets and liabilities at the rate of exchange in effect at the balance sheet date
●	Equities at the historical rate
●	Revenue and expense items at the average rate of exchange prevailing during the period

Fair Value

The Company uses current market values to recognize certain assets and liabilities at a fair value. The fair value is the estimated price at which the Company can sell the asset or settle a liability in an orderly transaction to a third party under current market conditions. The Company uses the following methods and valuation techniques for deriving fair values:

Market Approach – The market approach uses the prices associated with actual market transactions for similar or identical assets and liabilities to derive a fair value.

Income Approach – The income approach uses estimated future cash flows or earnings, adjusted by a discount rate representing the time value of money and the risk of cash flows not being achieved to derive a discounted present value.

Cost Approach – The cost approach uses the estimated cost to replace an asset adjusted for the obsolescence of the existing asset.

The Company ranks the fair value hierarchy of information sources from Level 1 (best) to Level 3 (worst). The Company uses these three levels to select inputs for valuation techniques:

Level I	Level 2	Level 3
Level 1 is a quoted price for an identical item in an active market on the measurement date. Level 1 is the most reliable evidence of fair value and is used whenever this information is available.	Level 2 is directly or indirectly observable inputs other than quoted prices. An example of a Level 2 input is a valuation multiple for a business unit based on comparable companies’ sales, EBITDA, or net income.	Level 3 is an unobservable input. It may include the Company’s data, adjusted for other reasonably available information. Examples of a Level 3 input are an internally-generated financial forecast.

Lever Holdings provided the working base source code for the launch of the Company, valued at $758,316 as the contributed tangible software. The Company estimated the value of the source code using the cost approach as it was contributed by the related party. The Company attributed 100% value to the cost approach, closest to the actual value of developing the source code.

Basic and Diluted Loss per Share

The Company follows ASC 260, Earnings Per Share, to account for earnings per share. Basic earnings per share (“EPS”) calculations are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share calculations are determined by dividing net loss by the weighted average number of common shares and dilutive common share equivalents outstanding. As of May 31, 2022, the Company had 63,660,926 basic and dilutive shares issued and outstanding, respectively.

During the period ended May 31, 2022, common stock equivalents were anti-dilutive due to a net loss. Hence they are not considered in the computation.

F-16

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific requirements. ASU 2014-09 establishes a five-step revenue recognition process; an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows from customers’ contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 by one (1) year. The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2019. The Company presents results for reporting periods beginning after January 1, 2019, under ASC 606, while prior period amounts are reported following legacy GAAP. Refer to Note 2 Revenue from Major Contracts with Customers for further discussion on the Company’s accounting policies for revenue sources within the scope of ASC 606.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments to this standard are effective for fiscal years beginning after December 15, 2019. Early adoption of the amendments in this standard is permitted for all entities. The Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted this policy as of January 1, 2020, and there is no material affect on its financial reporting.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty. The amendments removed and modified certain disclosure requirements in Topic 820. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain amendments are to be applied prospectively, while others are to be applied retrospectively. Early adoption is permitted.

The Company adopted the ASU 2018-13 as of March 24, 2022. The Company used the Level 1I and II Fair Market Measurement to record, at cost, source code as tangible assets valued at $758,316. We evaluate contributed tangible software for impairment at least annually to confirm if the carrying amount of contributed tangible software exceeds their fair value. The contributed tangible software primarily consist of the source code of the Lever Debt App, fundamental testing of the App in a similar market, and a relationship with the software development and marketing team. We use various qualitative or quantitative methods for these impairment tests to estimate the fair value of our contributed tangible software. If the fair value is less than its carrying value, we would recognize an impairment charge for the difference. The Company did not record impairment for May 31, 2022.

ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, issued in August 2020 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to present certain conversion features in equity separately. In addition, the amendments also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring the use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company does not expect this ASU 2020-06 to impact its condensed consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-17

NOTE 3. GOING CONCERN

The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary business course. On May 31, 2022, the accumulated deficit was $567,791. On May 31, 2022, the working capital surplus was $2,077,853. The increase in the working capital surplus was mainly due to the equity capital raise in May 2022.

From March 24, 2022 (“Inception”) and May 31, 2022, the Company incurred a net loss of $567,791.

Since its inception, the Company has sustained losses, and negative cash flows from operations. As of May 31, 2022, the Company had $2,048,908 cash on hand. The Management believes that cash on hand may not be sufficient for the Company to meet working capital and corporate development needs as they become due in the ordinary course of business for twelve (12) months following May 31, 2022. From inception to May 31, 2022, the Company had not earned any revenues and had an operating loss of $559,969. The Company continues to experience negative cash flows from operations and the ongoing requirement for substantial additional capital investment to develop its financial technologies.

Management has considered a variety of factors in evaluating the Company’s sustainability and the ability to manage obligations due within a year. Management has considered general economic conditions, key industry metrics, operating results, capital expenditures, commitments, and future obligations and liquidity. If there is a delay in generating significant revenues by the end of December 31, 2022, the Company would require capital infusion from new and existing investors, streamlining of operating costs, and evaluating new business strategies to enhance cash flow from operations.

The Management expects that it will need to raise significant additional capital to accomplish its growth plan over the next twelve (12) months. The Management expects to seek to obtain additional funding through private equity or public markets. However, there can be no assurance about the availability or terms such as financing and capital might be available.

The Company’s ability to continue as a going concern may depend on the Management’s plans discussed below. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

To the extent the Company’s operations are insufficient to fund the Company’s capital requirements, the Management may attempt to enter into a revolving loan agreement with financial institutions or raise capital through the sale of additional capital stock or issuance of debt.

The Management intends to continue its efforts to enhance its revenue from its Lever Debt App subscription model, which it expects to launch in the end of the fourth quarter of fiscal 2022. In the meantime, the Company expects to raise funds through private placement offerings and debt financing. See Note 8 for Notes Payable. As the Company increases its subscription base in the United States, it intends to acquire long-lived assets to provide a future economic benefit beyond fiscal 2022.

F-18

NOTE 4. RELATED PARTY TRANSACTIONS

Mr. McKendrick, CEO, and founder has also founded Lever Holdings Pty Ltd. (‘Lever Holdings’), a debt management software company catering to the Australian market. Lever Holdings provided the working base source code for the launch of the Company, valued at $758,316, the contributed tangible software. The Company estimated the value of the source code using the cost approach as it was a related party transaction.

At March 24, 2022 (inception), the Company issued 7,250,000 common stock on March 24, 2022, and 5,000,000 preferred stock on March 24, 2022, at par value as the founder in consideration of services rendered to the Company. A total combined value of $1,225. Lever Holdings provided seed capital to Mr. McKendrick for $500,000 to start Lever Debt App in the United States. On March 31, 2022, the Company converted all the outstanding notes into common stock by issuing 20,160,926 common stock valued at $0.0248 per share to Lever Holdings’ shareholders. As a result of this conversion, Mr. McKendrick received 7,500,000 common stock of the Company and founding shares of common and preferred stock. Mr. McKendrick transferred 220,000 shares to a software developer.

Mr. Stephen Copulos has funded the Company since its inception for $2,392,547. Mr. Copulos currently owns 33,344,105 common stock of the Company, representing 52.38% of issued and outstanding shares of the Company as of May 31, 2022. Mr. Copulos received these shares from the note conversion and for cash consideration.

NOTE 5. NOTES PAYABLE – RELATED PARTY

Lever Holdings 500K Notes Payable ($500,000)

Lever Holdings provided seed capital to Mr. McKendrick for $500,000 to start Lever Debt App in the United States. On March 31, 2022, the Company converted all the outstanding notes into common stock by issuing 20,160,926 common stock valued at $0.0248 per share to Lever Holdings. On May 31, 2022, the Lever Holdings 500K Note balance was zero.

F-19

NOTE 6. COMMITMENTS AND CONTINGENCIES

Office Facility and Other Operating Leases

The rental expense was $15,926.39 from March 24, 2022, to May 31, 2022. The Company rents its servers, computers, and data center from an unrelated third party. Under the rent Agreement, the lessor provides furniture, fixtures, and leasehold improvements at Level 11, 9255 Subset Boulevard, West Hollywood, CA 90069 (Hollywood Office), as discussed in Note 2.

From May 2022 to the present, the Company leases office space in West Hollywood from an unrelated party for a year. The office’s rent payment is $6,000 per month as the General and administrative expenses.

The agreement continues on a month-to-month basis until the Company or the lessor chooses to terminate by the agreement’s terms by giving thirty (30) days’ notice. The Company uses the office for software development and technical support. The Company has no long-term obligations to continue as a tenant in the Hollywood Office.

Employment Agreement

The Company gave all salary compensation to Mr. McKendrick as an employee, where he committed ninety percent (90%) of their time to the Company. The Company has not formalized performance bonuses and other incentive plans. Mr. McKendrick’s annual salary compensation is $208,000 per his employment agreement.

Accrued Interest

As of May 31, 2022, there are no accrued interests.

Pending Litigation

Management is not aware of any actions, suits, investigations, or proceedings (public or private) pending or threatened against or affecting any of the assets or any affiliate of the Company.

Tax Compliance Matters

As the Company began operation on March 24, 2022, the Company has not assessed federal and state payroll tax payments. The Company will aggregate all such payments in the General and administrative expenses in the future.

F-20

NOTE 7. STOCKHOLDERS’ DEFICIT

Authorized Shares

As of May 31, 2022, the Company’s authorized capital stock consists of 50,000,000 shares of preferred stock, par value of $0.0001 per share, and 500,000,000 shares of common stock, par value of $0.0001 per share. As of May 31, 2022, the Company had 63,660,926 common shares and 5,000,000 preferred shares issued and outstanding. The preferred stock has twenty (20) votes for each share of preferred shares owned. The preferred shares have no other rights, privileges, and higher claims on the Company’s assets and earnings than common stock.

Preferred Stock

On March 24, 2022, the Board agreed to issue 5,000,000 shares of Preferred Stock to TJM Capital LLC, a limited liability company owned by Mr. McKendrick as the founder, in consideration of services rendered to the Company. As of May 31, 2022, the Company had 5,000,000 preferred shares issued and outstanding.

Common Stock

On March 24, 2022, the Company collectively issued 7,250,000 and 2,750,000 at par value to TJM Capital LLC, a limited liability company owned by Mr. McKendrick and Imran Firoz, respectively, as the founder and incorporator of the Company.

On March 24, 2022, the Company issued 27,500,000 shares to Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos, for the cash consideration of $275,000.

On March 31, 2022, the Company issued 3,000,000 shares to an individual valued at $30,000 for cash consideration.

On March 31, 2022, the Company issued 20,160,926 shares valued at $500,000 to settle the $500K Note with Lever Holdings.

On April 28, 2022, the Company issued 500,000 shares valued at $250,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

On April 28, 2022, the Company issued 466,667 shares valued at $350,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

On April 28, 2022, the Company issued 33,333 shares to an individual valued at $25,000 for marketing and branding services rendered.

On May 26, 2022, the Company issued 2,000,000 shares valued at $1,500,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

Warrants

There are no outstanding warrants.

NOTE 8. OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support, credit risk support, or other benefits.

NOTE 9. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 15, 2022, the date these financial statements were available to be issued. There are no material subsequent events.

F-21

PROSPECTUS

15,786,820 SHARES OF COMMON STOCK

LEVER GLOBAL CORPORATION

Dealer Prospectus Delivery Obligation

Until _____________ ___, 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to provide a prospectus when acting as underwriters and for their unsold allotments or subscriptions.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses concerning the issuance and distribution of the securities being registered hereby. All such costs will be borne by the Company.

Item	Amount
SEC Registration Fee	$2,500
Transfer Agent Fees	2,500
Legal Fees	20,000
Accounting Fees	25,000
Printing Costs	1,000
Miscellaneous	4,000
TOTAL	$50,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time (the “Delaware General Corporate Law”), indemnify all of our directors and officers. Delaware Code Title 8 – Corporation §145 provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and concerning any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification, and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in defense of any action referred to above, we must indemnify him against the expenses which such officer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years, we have issued and sold the following securities without registration:

Authorized Shares

As of May 31, 2022, the Company’s authorized capital stock consists of 50,000,000 shares of preferred stock, par value of $0.0001 per share, and 500,000,000 shares of common stock, par value of $0.0001 per share. As of May 31, 2022, the Company had 63,660,926 common shares and 5,000,000 preferred shares issued and outstanding. The preferred stock has twenty (20) votes for each share of preferred shares owned. The preferred shares have no other rights, privileges, and higher claims on the Company’s assets and earnings than common stock.

Preferred Stock

On March 24, 2022, the Board agreed to issue 5,000,000 shares of Preferred Stock to Mr. McKendrick as the founder in consideration of services rendered to the Company. As of May 31, 2022, the Company had 5,000,000 preferred shares issued and outstanding.

Common Stock

On March 24, 2022, the Company collectively issued 7,250,000 and 2,750,000 at par value to Mr. McKendrick and Trent McKendrick, respectively, as the founder and incorporator of the Company.

On March 24, 2022, the Company issued 27,500,000 shares to Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos, for the cash consideration of $275,000.

On March 31, 2022, the Company issued 3,000,000 shares to an individual valued at $30,000 for cash consideration.

On March 31, 2022, the Company issued 20,160,926 shares valued at $500,000 to settle the $500,000 Note with Lever Holdings.

On April 28, 2022, the Company issued 500,000 shares valued at $250,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

On April 28, 2022, the Company issued 466,667 shares valued at $350,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

On April 28, 2022, the Company issued 33,333 shares to an individual valued at $25,000 for marketing and branding services rendered.

On May 26, 2022, the Company issued 2,000,000 shares valued at $1,500,000 for cash consideration received from Eyeon Investment Pty Ltd., an entity controlled by Mr. Copulos.

Warrants

There are no outstanding warrants.

45

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

3.1*	Articles of Incorporation
3.2*	By-laws
3.3*	Certificate of Designation Series A Preferred Stock
4.1*	Sample Subscription Agreement
5.0**	Opinion of Counsel on the legality of securities being registered
10.1*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated March 24, 2022
10.2*	Securities purchase agreement between the Registrant and Future Carers Pty Ltd. dated March 31, 2022
10.3*	Note Conversion agreement between the Registrant and Lever Holdings Pty Ltd. dated March 31, 2022
10.4*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated April 28, 2022
10.5*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated April 28, 2022
10.6*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated May 26, 2022
23.1*	Consent of Independent PCOAB public accounting firm.
23.2**	Consent of Attorney (filed as part of Exhibit 5.0)
107*	Calculation of Filing Fee Tables

* Filed herewith

** To be filed

46

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers, or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

47

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

48

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, in Hollywood, CA, on July 15, 2022.

LEVER GLOBAL CORPORATION
(Registrant)

By:	/s/ Trent McKendrick
Name:	Trent McKendrick
Title:	President and CEO (principal executive officer

By:	/s/ Trent McKendrick
Name:	Trent McKendrick
Title:	CFO (principal financial and accounting officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Trent McKendrick	President, CEO and Director	July 15, 2022

/s/ Trent McKendrick	CFO, Secretary and Director	July 15, 2022

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3.1*	Articles of Incorporation
3.2*	By-laws
3.3*	Certificate of Designation Series A Preferred Stock
4.1*	Sample Subscription Agreement
5.0**	Opinion of Counsel on the legality of securities being registered
10.1*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated March 24, 2022
10.2*	Securities purchase agreement between the Registrant and Future Carers Pty Ltd. dated March 31, 2022
10.3*	Note Conversion agreement between the Registrant and Lever Holdings Pty Ltd. dated March 31, 2022
10.4*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated April 28, 2022
10.5*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated April 28, 2022
10.6*	Securities purchase agreement between the Registrant and Eyeon Investment Pty Ltd. dated May 26, 2022
23.1*	Consent of Independent PCOAB public accounting firm.
23.2**	Consent of Attorney (filed as part of Exhibit 5.0)
107*	Calculation of Filing Fee Tables

* Filed herewith

** To be filed

50